Exhibit 10.1

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

General Agreement #20001130.2.C

For the Procurement of

Telecommunications Hardware, Software, and Services

Between

Avici Systems Inc.

and

AT&T Corp.

Agreement made December 21, 2000 by and between Avici Systems Inc., (“Supplier”) a Delaware corporation, having a place of business at 101 Billerica Avenue North Billerica, MA 01862-1256 and AT&T Corp. (“AT&T Corp.”), a New York corporation, having a place of business at 900 Route 202/206 Bedminster, NJ 07921-0752, to facilitate the anticipated future procurement of Telecommunications Hardware, the license of Software, and the purchase of Maintenance, and Installation Services, (“Services”) and parts.

On the basis of Supplier’s representations and in reliance upon Supplier’s expertise in analyzing, designing and providing Hardware, Software and Services appropriate for Company’s applications, the parties agree as follows:

ARTICLE 1 - NATURE OF THE AGREEMENT		7

1.1	Statement of Purchases	7
1.3	AT&T Customers	7
1.4	Duration	8
1.5	Notices	8
1.6	Survival of Obligations	9

ARTICLE 2 - ORDERING AND DELIVERY		9

2.1	Form Of Order	9
2.2	Contents of Order	9
2.3	Shipping	10
2.4	Title to Material; Risk of Loss	10
2.5	CFC Packaging	11
2.6	Heavy Metals in Packaging	11
2.7	Delivery Intervals	11
2.8	Return of Hardware and Software	13
2.9	Change	13

ARTICLE 3 - PRICES AND PAYMENT		14

3.1	Pricing	14
3.2	Terms	14
3.3	Invoicing and Payment	14
3.4	Services Invoicing and Payment	15
3.5	Taxes	15

ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS		16

4.1	Use of Information	16
4.2	Developed Information	17
4.3	Authorship, Copyright and Mask Work Rights	17
4.4	Inventions	18
4.5	Licenses	18

ARTICLE 5 - RISK MANAGEMENT		18

5.1	Termination	18
5.2	Indemnity	19
5.3	Insurance	20
5.4	Liquidated Damages/Late Delivery/Cancellations	20
5.5	Impleader	22
5.6	Reconciliation	22
5.7	Limitation of Liability	23
5.8	New Product/Feature Delivery Requirements	23

ARTICLE 6 - PURCHASE OF PRODUCT		24

6.1	Documentation	24
6.2	Training	25
6.3	Supplier Testing	25
6.4	Environmental/Reliability Testing	26
6.5	FCC Registration	27
6.6	Radio Frequency Standards	27
6.7	Marking	27
6.8	Future Improvements and Benefits	27
6.9	Assurance of Supply	28
6.10	Changes to Deliverables by Supplier	28

ARTICLE 7 - HARDWARE AND SERVICES, AND MAINTENANCE WARRANTY		29

7.1	Hardware Warranty	29
7.2	Services and Maintenance Warranty.	30
7.3	Repair and Replacement Parts/Services—Emergency Service and Disaster Recovery	31
7.6	Support of Self and Third Party Maintenance	34
7.7	Technical Support	34
7.8	Disposition of Recurring No-Trouble-Found Returns	34
7.9	Failure Mode Analysis of Failed Components	35

ARTICLE 8 - INSTALLATION SERVICES		35

8.1	Statement of Installation services	35
8.2	RESERVED	36
8.3	Protection of Service and Property	36
8.4	Installation Services Warranty	36
8.5	Rejection And Replacement, Or Removal Of Work And Material	36
8.6	Company’s Equipment	37
8.7	Breakage, Disappearance, And Condition	37
8.8	Claims And Losses	38
8.9	Reporting Defects	38
8.10	Building Permit, Licenses, Notice	38
8.11	Control Of Work	38
8.12	Service Records	38
8.13	Suspension Of Work	39
8.14	Clean Up	39
8.15	Supplier Interference	39
8.16	Safety of Work	39
8.17	Work Done By Others	39
8.19	Support of Self and Third Party installation	40

ARTICLE 9 – SOFTWARE		40

9.1	Definitions.	40
9.2	Firmware	41
9.3	License Grant	42
9.4	License Fee	42
9.5	Enhancements and Maintenance	42
9.6	Intellectual Property Rights	43
9.7	Modifications	43
9.8	Re-designation or Transfer of Designated Site or Computer	44
9.9	Remote Access	44
9.10	Software and Programming Aids	44
9.11	Source Programs and Technical Documentation	45
9.12	Software Warranty	45

ARTICLE 10 – MISCELLANEOUS		47

10.1	Assignment And Subcontracting	47
10.2	Assignment by Company	47

10.3	Governing Law	47
10.4	Clause Headings	48
10.5	Compliance with Laws	48
10.6	Entire Agreement	48
10.7	Export Control	48
10.8	Force Majeure	49
10.9	Government Contract Provisions	49
10.10	Identification	50
10.11	Identification Credentials	50
10.12	ISO 9000	50
10.13	Labor Relations	51
10.14	Mediation	51
10.15	Non-Exclusive Market Rights	51
10.16	No Liens	52
10.17	Publicity	52
10.18	Releases Void	52
10.19	Right of Entry and Plant Rules	52
10.20	Severability	53
10.21	Supplier’s Employees	53
10.22	Utilization of Minority and Women-owned Business Enterprises	54
10.23	Waiver	54

EXHIBITS

Exhibit A	CARRIERS - FOB/FREIGHT TERMS SHIPPING & ROUTING INSTRUCTIONS
Exhibit B	MAINTENANCE AND SUPPORT SERVICES
Exhibit C	ENGINEERING AND INSTALLATION REQUIREMENTS
Exhibit D	MWBE REPORTING
Exhibit E	ESCROW AGREEMENT
Appendix 1	Definitions Appendix for Escrow Agreement
Exhibit F	HARDWARE, SOFTWARE AND SERVICES, PRICING AND DISCOUNTS
Exhibit G	AFFLIATE LISTING
Exhibit H	NEW PRODUCTS MILESTONES

DEFINITIONS

The following definitions apply to this Agreement:

Associates

Means employees, consultants, reps or agents of either party

Component-level Hardware- is defined as the following: bay controllers, blower modules, servers and modules.

Documentation

User, technical and operating manuals, including the operating instructions, guides and manuals, necessary to enable Company property to use the Hardware and Software.

Federal Government

Is defined as the US government.

Firmware

Operating program in machine readable form and related documentation and storage media here for normally furnished with or embedded in the Hardware.

Hardware

Means data processing and similar equipment, and also includes options, accessories and attachments for more basic equipment. Hardware includes as a component thereof any Media fixedly embedded therein in that it is not normally replaced except for maintenance and repair. Hardware may include in its meaning, depending upon context, a system or systems consisting of tangible Hardware and intangible Software.

Medium or Media

Any document, print, tape, disc, tool, semiconductor chip or other tangible article by which Software or documentation or other information is delivered to Company by Supplier.

Modifications

Company additions to the Software, deletions from the Software, or merges of the Software with one or more programs owned or licensed by Company forming an updated and otherwise modified Software.

National Government

Is defined as the Canadian government or other national governments as mutually agreed by the parties.

Order

Company’s form of purchase order used for the purpose of ordering Deliverables in accordance with Article 2 of the Agreement.

Software

Intangible Information constituting one or more computer or apparatus programs and the informational content of such programs, together with any Documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Company by way of electronic transmission or by being fixed in Media furnished to Company.

System-level Hardware

Is defined as the Avici TSR bay (chassis), including all Component-level Hardware, or any other Hardware not defined as Component Level Hardware purchased under this Agreement unless mutually agreed otherwise in writing by the parties.

Use

Use of Software means use by any individual having authorized access to the Hardware on which the Software is operated.

ARTICLE 1 - NATURE OF THE AGREEMENT

1.1 Statement of Purchases

Supplier agrees to sell and Company agrees to purchase Hardware and Services, and in the case of Software, license, in accordance with the terms and conditions of this Agreement. Hardware, Software and Services (collectively referred to herein as “Deliverables”) are set forth on Exhibit F, which may be amended from time to time (i) by Supplier solely to add new products, or (ii) if Supplier discontinues any product, provided any such amendment is in accordance with Article 3.1, or (iii) by mutual agreement of the parties, acting in a reasonable manner. Deliverables furnished under this Agreement will be on an “as ordered” basis. Company has no obligation to purchase Deliverables. The term “Order” means Company’s form of purchase order used for the purpose of ordering Deliverables in accordance with Article 2 below. Company may order only those items set out on Exhibit F at the time of submission of the Order unless otherwise mutually agreed to in writing by both parties.

1.2 Ordering Companies

Any of the corporations listed below, or such additional Associated Entities (as defined below), both U.S. and Canadian, listed in Exhibit G, and as may be designated in writing by AT&T Corp., may order under this Agreement:

AT&T Corp.

AT&T Network Procurement LP (“ANP”)

Company may at any time add Associated Entities to Exhibit G with Supplier’s approval which shall not be unreasonably withheld.

For the purpose of this Agreement, the term “Company” shall mean AT&T Corp. or an Associated Entity, which enters into or issues a contract or Order under this Agreement. An associated corporation, partnership, or venture is an entity, twenty (20) percent of whose voting stock or ownership interest is owned directly or indirectly by AT&T Corp. (“Associated Entity”) Any contract or order issued under this Agreement will be a contractual relationship between the ordering Company and Supplier and Supplier shall look only to the ordering Company for performance of the ordering Company’s obligations under such contract or order.

1.3 AT&T Customers

AT&T Network Procurement LP (“ANP”), shall have the right to order under this Agreement and to lease, resell, sub-license or otherwise transfer any Deliverables procured under this Agreement to AT&T Corp. or any Associated Entity, (each an “AT&T Customer”). All contractual obligations and undertakings of Supplier and rights of ANP under such Orders including but not limited to software licenses and other intellectual property rights, warranties, guaranties and indemnities, shall run to the benefit of and apply to, and may be enforced directly by, any AT&T Customer to which ANP leases, resells, or transfers particular products procured from Supplier hereunder, subject to the limitations applicable to ANP under such orders. The preceding provisions of this clause are in addition to and not in lieu of any other rights of alienation or transferability of the purchaser under this Agreement.

Hardware purchased under this Agreement may be resold and the related Software sublicensed by Company to its own customers when such Hardware and Software is included as part of a sale of a package of Company’s products with integrated value-added services such as installation, training, consulting, integration, management and maintenance. Company is therefore authorized to distribute and sublicense the Hardware and Software, to the extent necessary to effect the transactions described in this Article, provided that, any agreement to sublicense is consistent with the rights and obligations set forth herein and includes terms and conditions no less restrictive than those contained in this Agreement. AT&T Customer agrees that unless otherwise expressly set out in this Agreement, it will not delete or modify any markings, notices, etc. on Hardware or Software licensed from Supplier. Company shall notify Supplier of any such sublicense. Notwithstanding the foregoing or anything to the contrary in this Agreement, both parties agree that Company is free to sell any Hardware initially acquired not for commercial resale from Supplier and transfer the operating system software license associated with the Hardware when such Hardware is sold to any third party of choice.

1.4 Duration

This Agreement is effective as of September 28, 2000 and shall continue in effect until December 31, 2003 and thereafter, until terminated by either Supplier or AT&T Corp. upon sixty (60) days’ prior written notice to the other party. The amendment or termination of this Agreement shall not affect the obligations of Company or Supplier under any then existing Order issued under this Agreement, but the Order shall continue in effect as though this Agreement had not been amended or terminated, as the case may be, and were still in effect with respect to the Order.

1.5 Notices

Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

To Company:	To Supplier:
AT&T Corp.	Avici Systems
900 Route 202/206 North	101 Billerica Ave.
Bedminster, NJ 07921	North Billerica, MA 01862
Attention: Thomas Brescia	Attn: Barbara Cary

Such notice or demand shall be deemed to have been given or made when sent by facsimile, or other communication or when deposited, postage prepaid in the U.S. mail. The above addresses may be changed at any time by giving prior written notice as above provided.

1.6 Survival of Obligations

It is agreed that certain obligations of the parties under this Agreement, which, by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement. Such obligations include, by way of illustration only and not limitation, those contained in the COMPLIANCE WITH LAWS, IDENTIFICATION, INDEMNITY, INSURANCE, RELEASES VOID, USE OF INFORMATION and WARRANTY clauses.

ARTICLE 2- ORDERING AND DELIVERY

2.1 Form Of Order

Company shall submit Orders to purchase all Deliverables under this Agreement. Each Order will reference this Agreement. Each Order shall be deemed to incorporate the terms and conditions of this Agreement. Supplier shall provide to Company an acknowledgment of receipt of each Order in electronic or written format within forty- eight (48) hours after its receipt.

Supplier shall immediately notify Company if at any time it determines it is unable to fulfill an Order or any of the conditions or requirements of an Order. Such notification shall be oral followed by written confirmation within seven (7) days. However, such notification by Supplier shall not in any case affect Company’s rights and remedies available under this Agreement or otherwise for Supplier’s failure or inability to comply with any Order. If notice of rejection of an Order is not received by Company within (5) business days from the date of issuance of an Order, the Order shall be deemed to have been accepted by Supplier. Supplier shall not reject any Order which complies with the terms of this Agreement, and does not add any new terms and conditions, unless mutually agreed to, in writing, by both parties.

If the Order is deemed inaccurate by Supplier for any reason, Supplier shall contact the ordering Company within forty eight (48) hours of receipt of such order.

2.2 Contents of Order

An Order for the purchase of Deliverables shall be written on Company’s purchase order form and shall contain the following:

1.	The incorporation by reference of this Agreement.

2.	The incorporation by reference of the applicable functional performance specifications;

3.	A complete list of the Deliverables to be purchased specifying quantity, type, model, feature description and purchase price to be paid (net of purchase option credit if applicable) and the invoice address;

4.	The location at which the Hardware is to be installed and used including floor, street, city and state;

5.	The Delivery date, and installation date, (installation date only if required); and

6.	A complete list of the Services and associated costs, if any, such as, but not limited to, training, if any required, and a schedule of their performance;

Ordered Hardware and Software shall be shipped complete on date(s) specified in an Order unless otherwise agreed to by Company.

2.3 Shipping

Supplier shall: (1) ship the Hardware and Software complete unless instructed otherwise; (2) ship to the destination designated in the Agreement or Order; (3) ship according to routing instructions given by Company; (4) place the Agreement and Order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (6) mark the Agreement and Order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company verbally, to be confirmed in writing, by email, facsimile or other written communication within forty eight (48) hours. If Supplier does not comply with the terms of the TITLE TO MATERIAL; RISK OF LOSS clause of this Agreement or Order or with Company’s shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any reasonably increased costs incurred by Company as a result of Supplier’s noncompliance.

Unless otherwise directed by Company, Supplier shall (a) ship Deliverables from its nearest facility capable of filling the Order, (b) use the lowest published common carrier rates (rail, truck or freight forwarder), (c) prepay transportation charges, and (d) add transportation charges at cost as a separate item on Supplier’s invoice when the cost of transportation is to be borne by Company. If requested by Company, Supplier agrees to substantiate such charges by providing Company with the original freight bill or a copy thereof.

Upon Company’s request, Supplier shall utilize Company’s contract carriers for the transportation of Hardware and Software ordered hereunder. Supplier shall coordinate the transportation of Hardware and Software with Company’s carrier and advise Company’s carrier that the material is being transported in accordance with Company and carrier’s agreement. Company’s carriers shall be those shown in Exhibit A - Carriers, attached hereto and made a part hereof.

2.4 Title to Material; Risk of Loss

Supplier shall ship all Hardware and Software purchased pursuant to this Agreement or any Order FOB destination as listed on the applicable Order (“Destination Point’) provided such destination is within the United States or Canada. Title to Hardware and risk of loss and damage to Deliverables shall vest in Company when Deliverables (excluding Software) have been delivered to the Destination Point. In the event an order stipulates that Supplier or its agent is to perform installation Services in accordance with Article 8, and Hardware is being shipped to the installation site, title to the Hardware, and risk of loss and damage to Deliverables shall remain with Supplier until completion of installation. Supplier shall convey good title, free from any claim or encumbrance, for all Deliverables (excluding Software) delivered to Company under this Agreement.

2.5 CFC Packaging

Supplier warrants that all packaging materials furnished under this Agreement and all packaging associated with Hardware, and Software, furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons. “Packaging,” means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Supplier agrees to indemnify, defend (at Company’s request), and hold harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys’ fees) that arise out of or result from Company’s good faith reliance upon this warranty subject to the procedural provisions of Section 5.2 below

2.6 Heavy Metals in Packaging

Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement or an Order does not exceed one hundred (100) parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier agrees to indemnify, defend (at Company’s request), and hold harmless Indemnitees (all hereinafter referred to in this clause as “Company”) from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys’ fees) that arise out of or result from Company’s good faith reliance upon said warranties or any certifications of compliance, subject to the procedural provisions of Section 5.2 below.

2.7 Delivery Intervals

2.7.1 Company shall specify the delivery date for Hardware and Software and, if applicable, the job completion date for Services, on the Order. After Supplier has acknowledged and accepted an Order in accordance with Article 2.1, FORM OF ORDER, and if Supplier fails to provide Deliverables upon the agreed to delivery or job completion date, then in addition to all other rights and remedies at law or equity or otherwise, and without any liability or obligation of Company, Company shall have the right to: (a) cancel such Order, or (b) extend such delivery or job completion date to a later date, subject, however, to the right to cancel as in (a) preceding if delivery is not made or performance is not completed on or before such extended delivery or job completion date. If Company elects to extend such delivery or job completion date; Supplier agrees to absorb the difference between the charges to ship normal transportation and the charges to ship premium overnight.

2.7.2 Supplier agrees not to deliver Deliverables prior to the agreed upon delivery date without Company’s prior written authorization.

2.7.3 Company shall, on or before [CONFIDENTIAL TREATMENT REQUESTED] /*/, supply Supplier [CONFIDENTIAL TREATMENT REQUESTED] /*/ forecast of its good faith estimated Deliverables requirements for Bays and Modules as set forth on Exhibit F for the next calendar year period (“the Annual Forecast”). In addition, Company will provide an updated forecast [CONFIDENTIAL TREATMENT REQUESTED] /*/ of its good faith estimated Deliverables requirements for [CONFIDENTIAL TREATMENT REQUESTED] /*/. Company will also make commercially reasonable efforts to update such forecasts when significant changes occur (“Updated Forecasts”). Forecast information shall be for planning purposes only and shall not represent Company’s commitment to purchase any or all such Deliverables or create any other obligation whatsoever by Company.

2.7.4 Supplier agrees to meet the following delivery interval for Orders placed during the remainder of 2000:

2.7.4.1 Furnish only: [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order, or an alternative mutually agreed to in writing by both parties.

2.7.4.2 Beginning January 1st, 2001, Supplier agrees to meet the following delivery interval - For Furnish only: Supplier will deliver Deliverable to Company within [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order. If Supplier delivers Deliverable to Company after [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order, Supplier shall be subject to the provisions of Section 5.4 (b) of the Agreement.

a) Notwithstanding the foregoing, Supplier shall use best efforts to meet a [CONFIDENTIAL TREATMENT REQUESTED] /*/ delivery interval for Orders placed between and including January 1st 2001 and December 31st 2001 solely for Component-level Hardware. However, Supplier will not be subject to the provisions of Section 5.4 (b) of the Agreement for the delay in delivering Component-level Hardware until after [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order.

2.7.4.3 Beginning January 1st, 2002 Supplier agrees to meet the following delivery interval: For Furnish only: Supplier will deliver Deliverable to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order. If Supplier does not deliver Deliverable to Company within [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order, Supplier shall be subject to the provisions of Section 5.4 (b) of this Agreement.

a) Notwithstanding the foregoing, Supplier shall use best efforts to meet a [CONFIDENTIAL TREATMENT REQUESTED] /*/ delivery interval for Orders placed between and including January 1st 2002 and December 31st 2002 solely for Component-level Hardware. However, Supplier will not be subject to the provisions of Section 5.4 (b) of the Agreement for the delay in delivering Component-level Hardware until after [CONFIDENTIAL TREATMENT REQUESTED] /*/ from receipt of Order.

2.7.4.4 Supplier shall make commercially reasonable efforts to reduce the delivery interval for Deliverables to Company from [CONFIDENTIAL TREATMENT REQUESTED] /*/ days during the third year of this Agreement.

2.7.5 if a supply shortage shall exist for any Deliverables furnished under this Agreement, Supplier shall notify Company of such shortage as soon as it becomes known to Supplier. At Company’s request it shall receive priority on allocation of such Deliverable at least equal to that offered by Supplier to the most preferred of its other customers, based upon priority criteria agreed to by Supplier and its affected customers established for the particular shortage condition.

2.8 Return of Hardware and Software

Whenever System-level Hardware under warranty is shipped for repair or replacement purposes from and then back to Company, Supplier shall furnish all labor and materials necessary for packing such System-level Hardware at no charge to Company. Component-level Hardware under warranty shipped for repair or replacement purposes shall be appropriately packed by Company, at its own cost for labor and packing materials, and shipped to Supplier. In all cases of Hardware under warranty being shipped to Supplier for repair or replacement, Supplier shall arrange for and bear all costs including, but not limited to, those of rigging, transportation and insurance. Supplier shall also bear all risk of loss or damage from the time the Hardware is removed from Company’s site until the Hardware is returned to the site.

2.9 Change

Company may at any time during the progress of —Services require additions, deletions or alterations (all hereinafter referred to as a “Change”) to the -Service Orders. Within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after a request for a Change, Supplier shall submit a proposal to Company which includes any changes in Supplier’s prices or in the delivery or Service schedule necessitated by the Change. Company shall within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt of the proposal, either (i) accept the proposal with a written amendment directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change in which event Supplier shall proceed with the original Services. No such Change shall be considered nor shall Supplier be entitled to any compensation for work done pursuant to or in contemplation of a Change, unless made pursuant to a written amendment or Order for Change issued by Company.

ARTICLE 3 - PRICES AND PAYMENT

3.1 Pricing

Pricing and discounts for Deliverables including spare and repair parts shall be as set out in Exhibit F, and will be the maximum prices charged therefore to Company by Supplier (“Contract Price”). Exhibit F shall also contain [CONFIDENTIAL TREATMENT REQUESTED] /*/, as set forth in Exhibit F, for Deliverables. In the event, at any time, any of Supplier’s [CONFIDENTIAL TREATMENT REQUESTED] /*/ for any Deliverable [CONFIDENTIAL TREATMENT REQUESTED] /*/ as set out in Exhibit F, Exhibit F shall be immediately [CONFIDENTIAL TREATMENT REQUESTED] /*/. Company shall at all times pay Supplier the [CONFIDENTIAL TREATMENT REQUESTED] /*/.

3.2 Terms [CONFIDENTIAL TREATMENT REQUESTED] /*/

Supplier [CONFIDENTIAL TREATMENT REQUESTED] /*/. If, prior to the termination of this Agreement, Supplier should [CONFIDENTIAL TREATMENT REQUESTED] /*/ referred to in this clause.

At Company’s request, Supplier’s obligations under this clause shall be [CONFIDENTIAL TREATMENT REQUESTED] /*/ by Company and Supplier Company and Supplier will share the [CONFIDENTIAL TREATMENT REQUESTED] /*/ for the duration of this Agreement. [CONFIDENTIAL TREATMENT REQUESTED] /*/ under this clause.

3.3 Invoicing and Payment

Supplier agrees to submit invoices promptly upon completion of shipment of Hardware and Software. Invoices shall contain such information as Company may reasonably request. Invoices shall be payable [CONFIDENTIAL TREATMENT REQUESTED] /*/ after receipt by Company unless this Agreement or an accepted Order pursuant to Article 2.1 calls for payment at a later time. Supplier shall (1) render proper original invoices showing Order number, through routing, weight and unit price per the denomination specified in the Order, invoices shall also contain Deliverable codes pursuant to section (c) of the clause entitled MARKING below (2) render separate invoices for each shipment and (3) forward bill of lading and shipping notices with invoice. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used. Failure to provide Deliverables codes may delay processing of payment until proper coding is provided by Supplier.

In the event of shortages or nonconformity’s, Company may withhold payment for the portion of the Order which is short or nonconforming until the appropriate corrections are made by Supplier. Payment of invoices shall not waive Company’s rights to inspect test or reject.

3.4 Services Invoicing and Payment

Supplier agrees to submit invoices promptly upon receiving notice that the Services have been completed and accepted by Company in accordance with applicable warranties, specifications or statements of work to Company’s commercially reasonable satisfaction. Invoices shall contain such information as Company may reasonably request. Invoices shall be payable [CONFIDENTIAL TREATMENT REQUESTED] /*/ after receipt by Company unless this Agreement or an accepted Order pursuant to Article 2.1 calls for payment at a later time. Payment of invoices shall not waive Company’s rights to inspect, test or reject. Failure to provide Deliverables codes may delay processing of payment until proper coding is provided by Supplier.

3.5 Taxes

(a) Supplier will invoice COMPANY for any sales, use, federal excise or value-added taxes on the Components and Services provided to COMPANY, except where COMPANY provides Supplier with a resale or other exemption certificate; provided, however, that COMPANY shall not pay or be responsible for any taxes: (i) imposed on or with respect to Supplier’s net or gross income, capital or franchise taxes, (ii) in the nature of employee withholding taxes, FICA, Medicare taxes, unemployment insurance or other taxes relating to Supplier personnel performing services hereunder, (iii) imposed on, with respect to, or in connection with Supplier’s purchase of any supplies, materials, equipment, software or services for use in providing the Components or Services, (iv) based on or in respect of property or equipment used in providing the Components and Services, or (v) in the nature of licenses or permits required to provide the Components or Services.

(b) Supplier will segregate the fees payable under this Agreement into the following separate payment streams: (i) those for taxable Components and Services and (ii) those for nontaxable Components and Services.

(c) Supplier’s invoice will clearly identify all taxes and charges by locality. In the event COMPANY or its designee (which may include Customer) is able to recover any of the taxes paid by it pursuant to subsection (a) above, Supplier will provide COMPANY with an invoice which includes information adequate to make such recovery. Supplier hereby assigns and transfers to COMPANY or its designee all of its right, title or interest in any refund for any taxes Supplier is required to collect from COMPANY. To the extent permitted by applicable local law, any claim for refund of such taxes will be made in the name of COMPANY or its designee. COMPANY or its designee may initiate and manage litigation brought in the name of COMPANY or such designee to obtain amounts paid for such taxes. Supplier will use reasonable efforts to cooperate with COMPANY or its designee in pursuing any refund claims for such taxes, including related litigation or administration proceeding. In the event that a claim must be brought in the name of Supplier, Supplier will in good faith and with due diligence at the sole expense of COMPANY or its designee contest the imposition of such tax; provided, that Supplier will not be required to pursue such a protest if the action (i) will result in a lien against Supplier for which COMPANY or its designee has not adequately indemnified Supplier, (ii) will result in a penalty being assessed against Supplier for which COMPANY or its designee has not adequately indemnified Supplier or (iii) will result in Supplier taking a position which, in the reasonable discretion of Supplier, is inconsistent with a position that Supplier has taken, is taking or anticipates taking, in which case Supplier will indemnify COMPANY or its designee for the disputed amount of the tax only.

(d) Each party will provide and make available to the other any tax exemption certificates or other tax-related information reasonably requested by the other party.

ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS

4.1 Use of Information

Each Party shall view as the other party’s property any Information (defined as all technical information, computer or other apparatus programs, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge or data, written, oral or otherwise expressed) or Medium on which it is stored, however conveyed, provided to, or acquired by, either Party from the other under or in contemplation of this Agreement or an Order. Notwithstanding the foregoing, Company shall have no obligation as to Supplier’s Information not in tangible form, if not described as being proprietary or confidential at the time of disclosure and is subsequently summarized in a writing so marked and delivered to Company within thirty (30) days of disclosure to Company. The receiving Party (“Recipient”) shall, at no charge to Disclosing Party (“Discloser”), and as Discloser directs, destroy or surrender to Discloser promptly at its request any such Medium or any copy of such Information. This Agreement and all information marked as confidential and disclosed by either Party to the Recipient, or which comes to the attention of either Party or its employees, officers, agents or advisors (“Representatives”) during the course of work pursuant to the terms of this Agreement, shall be “Confidential Information”. The Recipient shall keep the Discloser’s Confidential Information confidential and use it only in performing under this Agreement or an Order and obligate its Representatives to do so. Notwithstanding the foregoing, Supplier shall keep all Company information confidential which Supplier has reason to know is Company’s Confidential Information. Neither Party shall willfully disclose Confidential Information or knowingly permit its Representatives to disclose Confidential Information to any person other than persons, including its Representatives, having a specific need to know in performance of the work.

If a subpoena or other legal process in any way concerning Confidential Information is served upon Recipient or requires disclosure of Confidential Information to a Federal or National government agency, the Recipient shall notify the Discloser promptly, and the Recipient shall cooperate with the Discloser, at the latter’s expense, in any lawful effort to contest the validity of such subpoena or other legal process. Furthermore, the Recipient shall to the extent allowed seek confidential treatment of Confidential Information prior to disclosure of any such Confidential Information.

The obligations of confidentiality in this Section shall not apply to any information when disclosed to it by the other Party, is information which a Party independently develops without Confidential Information provided by Discloser without any obligation of confidentiality, information which is or becomes known to the public other than by breach of this Agreement or information rightfully received by a Party from a third party without the obligation of confidentiality.

4.2 Developed Information

Each Party shall retain all right, title and interest, including without limitation all intellectual property rights in, technology or information owned prior to the term of this Agreement. Each Party shall retain all right, title and interest, including, without limitation, all intellectual property rights in technology or information invented or developed during the term of this Agreement, provided such technology or information is not as invented or as developed or as otherwise as, a part of the Deliverables under this Agreement.

Supplier agrees that Supplier will and, where applicable, will have Supplier’s associates (as defined in the INVENTIONS clause), [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier further agrees that all [CONFIDENTIAL TREATMENT REQUESTED] /*/, shall be kept in confidence by Supplier and Supplier’s associates, shall be used only in performing this Agreement or in the filling of orders hereunder, and may not be used for other purposes except upon such terms as may be agreed upon between the parties in writing. If such Information includes [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier also agrees to acquire from Supplier’s associates [CONFIDENTIAL TREATMENT REQUESTED] /*/ as to assure that Company and AT&T Corp. [CONFIDENTIAL TREATMENT REQUESTED] /*/ under Article 4.2 shall be set out in a proposal prepared by Supplier for Company prior to placement of Order and/or prior to commencement of such Services by Supplier. In the event that [CONFIDENTIAL TREATMENT REQUESTED] /*/ such intellectual property. Nothing in the foregoing shall be construed as imposing any restriction on Supplier [CONFIDENTIAL TREATMENT REQUESTED] /*/ to other commercial customers.

4.3 Authorship, Copyright and Mask Work Rights

The entire right, title, and interest, including copyright and mask work rights, in all original works of authorship fixed in any tangible medium of expression heretofore or hereafter created by Supplier, or on Supplier’s behalf, for Company at Company’s expense [CONFIDENTIAL TREATMENT REQUESTED] /*/. The parties expressly agree to consider as works made for hire those works ordered or commissioned in writing by Company which qualify as such in accordance with U.S. Copyright laws. For all such original works, Supplier agrees to provide documentation satisfactory to Company to assure the conveyance of all such right, title, and interest, including copyright and mask work rights, to Company.

4.4 Inventions

Each Party shall retain all right, title and interest, including without limitation, all intellectual property rights, in all Information and Inventions owned prior to the term of this Agreement. Each Party shall retain all right, title and interest, including without limitation, all intellectual property rights in all Information and Inventions invented or developed during the term of this Agreement, [CONFIDENTIAL TREATMENT REQUESTED] /*/.

Supplier agrees that if any inventions, discoveries or improvements are conceived, first reduced to practice, (“Inventions”) [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier also agrees that, without charge to Company, Supplier will and will have Supplier’s Associates [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier further agrees to [CONFIDENTIAL TREATMENT REQUESTED] /*/ to the extent necessary and for purposes [CONFIDENTIAL TREATMENT REQUESTED] /*/. The licenses so granted to Company and to AT&T Corp. include the right to grant sublicenses to their subsidiaries and Associated Entities. Supplier also agrees to acquire from its associates such assignments, rights and covenants as to assure that Company and AT&T Corp. shall receive the rights provided for in this INVENTIONS clause Any and all license fees, costs and expenses associated with such Services, including the underlying intellectual property rights that may be needed to use the Inventions which may result from Services provided under this Article 4.4 shall be set out in a proposal prepared by Supplier for Company prior to placement of Order and/or prior to commencement of such Services by Supplier. In the event that such intellectual property is not identified in such proposal[CONFIDENTIAL TREATMENT REQUESTED] /*/. Nothing in the foregoing shall be construed as imposing any restriction on Supplier for [CONFIDENTIAL TREATMENT REQUESTED] /*/ other commercial customers.

4.5 Licenses

No licenses, express or implied, under any patents, copyrights, trademarks or other intellectual property rights are granted by Company to Supplier hereunder.

ARTICLE 5 - RISK MANAGEMENT

5.1 Termination

(a) Termination of Agreement – AT&T may terminate this Agreement in whole or in part by giving Supplier at least sixty (60) days prior written notice. Prices for any work remaining with Supplier under this Agreement terminated in part may be adjusted to fairly reflect Supplier’s costs resulting from work withdrawn. Upon termination, Company shall pay Supplier all amounts due for Deliverables provided by Supplier to Company under this Agreement up to and including the effective date of termination. Such payment will constitute a full and complete discharge of Company’s obligations under this Agreement, subject to Article 1.6 Survival of Obligations.

(b) Termination of Orders - Company may at any time terminate for convenience any or all outstanding Orders placed by Company under this Agreement, or otherwise specified in this Agreement, Company’s liability to Supplier with respect to such terminated purchase Order or Orders shall be limited to: (1) Supplier’s purchase price of all components for the material (not usable in Supplier’s other operations or salable to Supplier’s other customers), plus (2) the actual costs incurred by Supplier in procuring and manufacturing material (not usable in Supplier’s other operations or salable to Supplier’s other customers) in process at the date of the notice of termination; less (3) any salvage value thereof. However, no such termination charges shall be payable if within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after notice of termination Deliverables equivalent in kind to that being terminated ordered by Company from Supplier. If requested, Supplier agrees to substantiate such costs with proof satisfactory to Company. If Service Order(s) are terminated payment will be made for Services rendered up to the date of termination.

5.2 Indemnity

All persons furnished by Supplier shall be considered solely Supplier’s employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier agrees to indemnify Company, its affiliates, its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as “Company”) from and against any proved or alleged claims, demands or suits, or any losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that, are attributable to the acts of Supplier’s employees and agents pursuant to this Agreement, [CONFIDENTIAL TREATMENT REQUESTED] /*/ including, but not limited to: (1) injuries or death to persons or damage to property, including theft; (2) failure by Supplier to perform any of its obligations under this Agreement; (3) negligent or intentional acts or omissions of Supplier; and (4) infringement of any patent, copyright, trademark, trade secret or other intellectual property right.

(a) If any Deliverable furnished under this Agreement becomes the subject of any claim, suit, injunction or proceeding arising from or alleging [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier, at its expense, shall take the following actions in the listed order of preference: [CONFIDENTIAL TREATMENT REQUESTED] /*/.

(b) Supplier shall have no liability in respect of any infringement claim based on the use of a Deliverable to the extent that such claim [CONFIDENTIAL TREATMENT REQUESTED] /*/.

Supplier agrees to defend Company, at Company’s request, against any such claim, demand or suit. Company agrees to notify Supplier within a reasonable time of any written claims or demands against Company for which Supplier is responsible under this clause. Company shall have [CONFIDENTIAL TREATMENT REQUESTED] /*/ to Supplier. Company and Supplier

agree to work cooperatively on such defense, and shall consult on choice of counsel, litigation and/or settlement strategy and costs. Company shall keep Supplier fully apprised of status and developments, and no settlement shall be made without the approval of both Parties, which approval shall not be unreasonably withheld.

Company shall have [CONFIDENTIAL TREATMENT REQUESTED] /*/ to Supplier.

5.3 Insurance

Supplier shall maintain and cause Supplier’s subcontractors to maintain during the term of this Agreement: (1) Workers’ Compensation insurance as prescribed by the law of the state or nation in which the Work is performed; (2) employer’s liability insurance with limits of at least [CONFIDENTIAL TREATMENT REQUESTED] /*/; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability (“CGL”) insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products, material or construction, installation, maintenance or repair services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of [CONFIDENTIAL TREATMENT REQUESTED] /*/, which shall be maintained for at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ following the expiration or termination of this Agreement. All CGL and automobile liability insurance shall designate AT&T Corp., its affiliates, and each of their directors, officers and employees (all referred to in this clause as “Company”) as additional insureds. All such insurance must be [CONFIDENTIAL TREATMENT REQUESTED] /*/ and required to respond and pay prior to any other [CONFIDENTIAL TREATMENT REQUESTED] /*/. Any other coverage available to Company shall [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier agrees that Supplier, Supplier’s insurer(s) and anyone claiming by, through, under or in Supplier’s behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier’s subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and policies. Company shall be notified in writing at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ prior to cancellation of or any material change in the policy. Insurance companies providing coverage under this Agreement must be rated by A.M. Best with at least an A- rating and a financial size category of at least Class VII.

5.4 Liquidated Damages/Late Delivery/Cancellations

Company shall have the right to offset amounts owed to it as liquidated damages under this clause against any amounts owed to Supplier under this Agreement, under any Orders placed pursuant to this Agreement, or under any other agreement. All amounts owed under this Article 5.4 shall be reconciled, credited and paid as set forth in Article 5.6, of this Agreement. As defined below Defects Per Million (DPM) will be used in the determination of a Major Network Outage.

Defects Per Million (DPM)– [CONFIDENTIAL TREATMENT REQUESTED] /*/.

(a) Major Network Outage. Supplier acknowledges that a Major Network Outage [CONFIDENTIAL TREATMENT REQUESTED] /*/ will cause damage to Company in an amount impossible to ascertain at the time of this Agreement. Supplier agrees to pay Company, as liquidated damages and not as a penalty, the sum [CONFIDENTIAL TREATMENT REQUESTED] /*/ per occurrence in the event of a Major Network Outage caused by [CONFIDENTIAL TREATMENT REQUESTED] /*/ in connection with [CONFIDENTIAL TREATMENT REQUESTED] /*/, and whether before, during or after any Warranty Period, not to exceed the amount of [CONFIDENTIAL TREATMENT REQUESTED] /*/ per any [CONFIDENTIAL TREATMENT REQUESTED] /*/, and, Supplier’s total liability for damages for Major Network Outages for any [CONFIDENTIAL TREATMENT REQUESTED] /*/ of this Agreement, including the liquidated damages described herein, shall be, [CONFIDENTIAL TREATMENT REQUESTED] /*/. In addition, if Company’s documented direct expenses [CONFIDENTIAL TREATMENT REQUESTED] /*/ for a Major Network Outage, then Supplier shall pay [CONFIDENTIAL TREATMENT REQUESTED] /*/, not to exceed [CONFIDENTIAL TREATMENT REQUESTED] per any [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier’s total liability for such direct expense payments described herein [CONFIDENTIAL TREATMENT REQUESTED] /*/ of this Agreement shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ as calculated herein. At Company’s option, Company may [CONFIDENTIAL TREATMENT REQUESTED] /*/.

(b) Late Delivery/Liquidated Damages and Cancellations. Supplier acknowledges that its failure to deliver fully conforming Deliverables within the time specified in this Agreement or in an Order placed pursuant to this Agreement will cause material damage to Company and on account of the great difficulty if not impossibility of ascertaining and proving the amount of such damage, agrees to pay Company liquidated damages as set forth below. Therefore, Supplier agrees to pay to Company, as liquidated damages sustained by Company resulting from such delay, and not as a penalty, applied on a monthly basis using [CONFIDENTIAL TREATMENT REQUESTED] /*/. It is further agreed that such sums, without further proof of same, shall be deemed to represent damages actually sustained by Company by reason of such delay. Company agrees that in no event shall any liquidated damages be based upon any Updated Forecast unless Supplier commits in writing to a delivery schedule based on such updated forecast. Damages only apply to Deliverables [CONFIDENTIAL TREATMENT REQUESTED] /*/ submitted by Company to Supplier, in accordance with Article 2.7, or an Updated Forecast agreed to in writing by Supplier. [CONFIDENTIAL TREATMENT REQUESTED] /*/.

In the event Company submits an order which [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier shall, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt of the order notify Company if the Delivery Interval then in effect (as defined in

Article 2.7) listed on the Order cannot be met by Supplier, and Supplier shall propose alternate delivery dates. Supplier’s standard delivery interval [CONFIDENTIAL TREATMENT REQUESTED] /*/ from acceptance of an order, subject to the availability of raw materials, in accordance with Article 2.7.5. Company will notify Supplier in writing if the alternate delivery date is acceptable, and if so, liquidated damages under this Article 5.4(b) will be calculated based upon the agreed-upon alternative delivery date. If proposed alternate delivery dates are unacceptable, the order shall be void.

In addition to the payment of liquidated damages for ordered Deliverables, Supplier’s failure to deliver conforming Deliverables within the time specified in this Agreement or such Order, shall give Company the right at any time to cancel this Agreement or any Orders, placed pursuant to this Agreement, in whole or in part, and to place no future Orders under this Agreement. If Company elects to cancel an Order on which liquidated damages for late delivery are still accruing, such accrual shall cease on the effective date of the cancellation. Partial shipments delivered upon request of Company pursuant to this sub-section shall be invoiced and paid for by Company pursuant to the terms of this Agreement.

These provisions concerning late delivery of conforming material are intended to be and shall be cumulative and in addition to every other remedy now or hereafter possessed by Company, including but not limited to its rights to recover damages under the various warranty clauses in this Agreement.

5.5 Impleader

Supplier shall not implead or bring any action against Company or its customers or the employees of Company or its customers based on any claim by a person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of Hardware, Software, Services or Materials furnished under this Agreement or an Order, unless such personal injury or death was caused by Company’s sole gross negligence or willful misconduct. Supplier will indemnify Company for all costs associated with any settlement or judgment in the event Company is impleaded by Supplier and a court or trier of fact determines that such personal injury or death was not caused by Company’s sole gross negligence or willful misconduct.

5.6 Reconciliation

With regard to any liquidated damages set forth in this Agreement, [CONFIDENTIAL TREATMENT REQUESTED] /*/. This calculation shall occur no later than [CONFIDENTIAL TREATMENT REQUESTED] /*/. If as a result of this reconciliation process an amount is due Company, Supplier shall [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the calculation, to be used by Company in its discretion [CONFIDENTIAL TREATMENT REQUESTED] /*/.

With regard to any [CONFIDENTIAL TREATMENT REQUESTED] /*/ as set forth in this Agreement, including by way of illustration and not by limitation [CONFIDENTIAL TREATMENT REQUESTED] /*/ provided to Company under the Warranty and Shipping articles of this Agreement, Supplier shall issue [CONFIDENTIAL TREATMENT REQUESTED] /*/.

5.7 Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

IN NO EVENT WILL SUPPLIER’S ANNUAL TOTAL LIABILITY TO COMPANY FOR ANY MATTER ARISING UNDER OR RELATED TO THIS AGREEMENT EXCEED [CONFIDENTIAL TREATMENT REQUESTED] /*/, OR THE SUM OF [CONFIDENTIAL TREATMENT REQUESTED] /*/.

THE FOREGOING LIMITATIONS SHALL NOT APPLY TO SUPPLIER’S LIABILITY FOR THE FOLLOWING:

•	LIABILITY ARISING FROM INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 5.2;

•	LIABILITY ARISING FROM BREACH OF OBLIGATIONS UNDER ARTICLE 4 OR ANY CLAIM FOR THE MISAPPROPRIATION OF INTELLECUAL PROPERTY;

•	LIABILITY ARISING FROM PERSONAL INJURY CLAIMS

•	LIABILITY ARISING FROM INSURANCE OBLIGATIONS UNDER ARTICLE 5.3

•	LIABILITY ARISING FROM COMPLIANCE WITH LAW OBLIGATIONS UNDER ARTICLE 10.5

•	LIABILITY ARISING FROM USE OF INFORMATION OBLIGATIONS UNDER ARTICLE 4.1

•	LIABILTY ARISING FROM IDENTIFICATION OBLIGATIONS UNDER ARTICLE 10.10

5.8 New Product/Feature Delivery Requirements

5.8.1 Supplier shall meet the new product / feature delivery milestones (“Milestones”) as set forth on Exhibit H concerning the additions of new products, features or capabilities (“New Products”). Exhibit H shall be amended, in good faith, annually, by December 31 of each year, starting 12/31/01, by mutual agreement of the parties, for the duration of this Agreement to include only [CONFIDENTIAL TREATMENT REQUESTED] /*/ New Products that Company wishes Supplier to attain for the following year. The Parties have agreed that for purposes of this Article the value (“Value”) of each New Product is deemed to be [CONFIDENTIAL TREATMENT REQUESTED] /*/ per New Product. This section is not intended to be a commitment by Company to purchase any New Product.

In the event Supplier fails to deliver applicable New Products by such Milestones, or [CONFIDENTIAL TREATMENT REQUESTED] /*/ thereafter (“Cure Period”), substantially in conformance, as subsequently verified by Company, with the functionality set out in the applicable specifications identified in Exhibit H, Company may invoke the following remedy as its remedy for such failure to deliver:

(a) If Supplier has not delivered the substantially conforming New Product(s), as subsequently verified by Company, for each [CONFIDENTIAL TREATMENT REQUESTED] /*/ such delivery of New Product is delayed after the close of the Cure Period, Supplier will pay to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the Value of the affected New Product(s) not being delivered, [CONFIDENTIAL TREATMENT REQUESTED] /*/, not to exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ per calendar week for up to [CONFIDENTIAL TREATMENT REQUESTED] /*/ which has been mutually agreed to. It is agreed that such sum shall be deemed to represent, without further proof, damages actually sustained by Company by reason of such delay, and not a penalty.

(b) Payment of liquidated damages pursuant to this Article shall be made pursuant to Article 5.6 (Reconciliation).

(c) Liquidated Damages as described above shall be waived in the event of any of the following:

•	delay is primarily attributable to Company

•	delay is solely attributable to a Force Majeure event, but only for the duration of the event

(d) Liquidated Damages as described in this article shall only apply to Supplier’s obligations under this article New Product.

(e) The preceding provisions of this Article do not amend or alter Supplier’s obligations under Section 5.4(a) (Network Outrage) or 5.4(b) (Late Deliveries) or Supplier’s obligations under any applicable warranty hereunder, or other applicable provisions of this Agreement or an Order.

5.8.2

(a) In the event Supplier shall complete development of a substantially conforming New Product, as subsequently verified by Company, prior to the applicable Milestone, Company shall pay to Supplier, [CONFIDENTIAL TREATMENT REQUESTED] /*/. The incentive for early delivery [CONFIDENTIAL TREATMENT REQUESTED] /*/, which has been mutually agreed to. Supplier shall invoice Company for such amounts, and payment shall be due pursuant to the terms of this Agreement.

ARTICLE 6 - PURCHASE OF PRODUCT

6.1 Documentation

Supplier agrees to furnish, at no charge, product documentation and any succeeding changes thereto, applicable to Deliverables furnished hereunder. Company may use, reproduce, reformat, modify, and distribute any such product documentation. Company agrees to reproduce Supplier’s copyright notice contained on any documentation reproduced without change by Company. For documentation which is reformatted or modified by Company, Company shall have the right to place only Company’s own copyright notice on the reformatted or modified documentation. It is the intent of the parties that Company’s copyright notice shall be interpreted to protect the underlying copyright rights of Supplier to the documentation to the extent such underlying rights are owned by Supplier.

Supplier shall, with each System – level hardware shipment by Supplier to Company, include all manuals covering the installation, operation and maintenance of the Deliverables shipped including any updated Documentation as may accompany an updated or revised Deliverable. All documentation and any subsequent changes or updates shall reference Supplier’s serialized numbers, issue numbers and date of issue.

6.2 Training

Supplier shall offer Company training as follows:

For every [CONFIDENTIAL TREATMENT REQUESTED] /*/ Supplier shall provide to each ordering Company or Company’s customers under this agreement at Company’s option, at no additional charge, [CONFIDENTIAL TREATMENT REQUESTED] /*/. Company may carry forward [CONFIDENTIAL TREATMENT REQUESTED] /*/ earned in any [CONFIDENTIAL TREATMENT REQUESTED] /*/ until [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the [CONFIDENTIAL TREATMENT REQUESTED] /*/ in which earned. The training will take place at Supplier’s facilities in Massachusetts or at another location agreed to by the parties and will consist of materials developed and controlled by Supplier. All travel and living expenses for the training sessions shall be borne by Company.

6.3 Supplier Testing

In addition to any other tests to be requested by Company as set forth in this Agreement, Supplier is responsible for the performance of standard factory production tests. Such tests shall be performed in accordance with Supplier’s normal testing and quality control procedures for Deliverables of the type purchased hereunder in order to insure that the Deliverables provided hereunder meets all applicable specifications. At the request of Company, Supplier shall furnish a copy of its test plans and quality control procedures to Company prior to initiating any such testing and Company, at its expense, may witness any of the testing by giving at least one weeks prior notice to Supplier. Supplier also agrees to maintain detailed records of all such tests and to provide Company, if requested, with written results of these tests.

In the event that the Deliverables fail to meet the applicable specifications and test requirements, Supplier shall make the necessary adjustments or repairs and repeat the applicable tests. If, in the opinion of Company, the failure rates experienced during these tests or Company’s testing becomes unsatisfactory, all shipments of like Deliverables to Company shall be suspended unless otherwise authorized by Company.

If Supplier is unable or unwilling to correct, at Supplier’s expense, any deficiencies found during testing provided hereunder within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of such discovery or such longer period as may be mutually agreed upon, Company, at its option, shall be relieved of all responsibilities under this Agreement except for payment for any Deliverables that have been received by Company and have satisfactorily passed all applicable tests.

6.4 Environmental/Reliability Testing

The Deliverables shall meet the requirements specified by Bellcore TR-NWT-000063, Network Equipment - Building System Generic equipment Requirements, Issue 5.

The following Environmental Tests shall be performed by Supplier following Bellcore methodology as set forth in Bellcore TR-NWT-000063 unless otherwise indicated. The results of these tests shall be made available to the Company Technical Representative for evaluation to confirm their compliance with the agreed requirements.

•	Thermal and Humidity Tests

•	Transportation and Handling/Shock and Vibration Tests

•	Transportation and Handling/Temperature and Humidity Tests

•	Earthquake and Survivability Tests

•	Acoustic Noise Tests

Electromagnetic Tolerance/Emission Tests (TR-NWT-000063, FR 2063, and additionally FR 1089 - Core Electromagnetic Compatibility and Electrical Safety, Generic Criteria for Telecommunication Equipment.

•	Electrostatic Discharge Tolerance Tests

•	Electrical Environment Tolerance Tests

A Production System shall be subjected by Supplier to Production Qualification Tests. Supplier agrees to provide all test results to Company. These tests shall include checks of the functions, protocols and interfaces. In addition, Supplier shall perform periodic Product Qualification Tests based on statistical analysis of the parametric data associated with critical parameters taken during Production and Failure Analysis process. Timing and content of PPQ (Periodic Product Qualification) will be based on evaluations performed by Supplier’s Manufacturing Engineering of:

•	Functionality affected by new designs

•	Functionality affected by modifications of existing designs

•	Performance issues detected during production

•	Field performance issues

Product Qualification Tests shall also be performed upon the implementation of any major design changes requested by Company.

It is the responsibility of Supplier to demonstrate during the term of the Agreement that the actual reliability of the delivered production Deliverables equals or exceeds the reliability predictions. Supplier shall conduct studies to measure the replacement/failure of supplied production Deliverables under actual operating conditions or simulated operating conditions in a controlled laboratory environment. These studies may be (a) factory based (where returns are compared with shipment figures), (b) conducted at an operational site with a sufficient population of production Deliverables in service to provide reasonable confidence in observed replacement estimates, (c) an ongoing factory based (controlled) reliability test of a sufficient sample of production Deliverables to provide a timely assessment of production Deliverables reliability; or (d) all of the above. At Company’s request, the results and the analysis of the collected data shall be provided by Supplier to Company.

6.5 FCC Registration

When Deliverables furnished under this Agreement are subject to Part 68 of the Federal Communications Commission’s Rules and Regulations, as amended from time to time, Supplier warrants that such Deliverables furnished hereunder are registered under and comply with Part 68 of the Federal Communications Commission’s Rules and Regulations, including, but not limited to, all labeling and customer instruction requirements.

6.6 Radio Frequency Standards

Deliverables furnished hereunder shall comply, to the extent applicable, with the requirements of Part 15 of the Federal Communication Commission’s Rules and Regulations, as amended from time to time, including those Sections concerning the labeling of such Deliverables and the suppression of radio frequency and electro-magnetic radiation to specified levels. Should the Deliverables during use generate harmful interference to radio communications, Supplier shall provide to Company information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, Supplier shall, at the option of Company, accept return of the Deliverables and refund to Company the price paid for the Deliverables. Nothing herein shall be deemed to diminish or otherwise limit Supplier’s other warranty obligations under this Agreement.

6.7 Marking

All material furnished under this Agreement shall be marked for identification purposes in accordance with the specifications set forth in this Agreement and as follows:

a)	with Supplier model/serial number; and

b)	with month and year of manufacture; and

c)	other marking in accordance with industry standards as set forth in Bellcore Documents #TR-STS-000383, Issue 5, dated January 1, 1991 and #GR-485-CORE Issue 2, dated October 1, 1995, as amended from time to time and Common Language Deliverables Identification Code (CLEI) requirements

In addition, Supplier agrees to add any other identification, which might be requested by Company such as but not limited to distinctive marks conforming to Company’s Serialization Plan. Charges, if any, for such additional identification marking shall be as agreed upon by Supplier and Company. This clause does not reduce or modify Supplier’s obligations under the clause IDENTIFICATION.

6.8 Future Improvements and Benefits

As Supplier announces improvements, upgrades, field modifications and the like (“Enhancements”), Supplier shall advise Company of their features and advantages. The offer of

Enhancements shall be in accordance with the Article 3.2 - [CONFIDENTIAL TREATMENT REQUESTED] /*/ for the remainder of the Agreement. If, during the duration of this Agreement, Supplier should [CONFIDENTIAL TREATMENT REQUESTED] /*/.

6.9 Assurance of Supply

Supplier must provide written notification to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ in advance of Supplier’s intended date to Discontinue Availability (DA) of the Deliverables provided hereunder or to substitute or replace such Deliverables if form, fit or function is affected. If Supplier’s vendor terminates production of a component of the Deliverables, Supplier will use reasonable efforts to secure sources for such components; provided however, that Supplier reserves the right to provide a shorter notice in the event Supplier’s vendor of a critical component terminates production of such items and no other sources for such items can be secured. Within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of notification of DA, Company will provide written notification to Supplier that it concurs with Supplier’s decision or that it intends to negotiate the terms, conditions and prices under which availability shall be extended, provided that such components are available to Supplier.

6.10 Changes to Deliverables by Supplier

Any change that Supplier proposes to the Deliverables furnished hereunder and the documentation related thereto that would impact upon [CONFIDENTIAL TREATMENT REQUESTED] /*/ requires the approval of Company. Supplier shall forward such proposed change to Company, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ prior to the proposed effective date except for those cases where an extremely unsatisfactory condition requires immediate action, in which case Supplier shall promptly advise Company. Supplier shall at the time of notification, provide Company with (a) a product change number, (b) a description of such change, (c) the reason for such change, (d) a classification of such change in accordance with the change classifications below, (e) a description of the impact of such change upon [CONFIDENTIAL TREATMENT REQUESTED] /*/; (f) proposed price impact, if any, for Class B changes, and (g) proposed effective date for such change and recommended implementation schedule therefore.

Any change in Deliverables shall be classified into one of the following two classes:

“A”	Changes which are needed to correct inoperative electrical or mechanical conditions, or extremely unsatisfactory operating or maintenance conditions, or conditions which result in safety hazards, and which are judged severe enough to have to be made to all Deliverables in process, stock, or installed. (Any conditional application criteria to be specified in the change notification document.)

“B”	Changes which are sufficiently important to justify their application to Deliverables being manufactured (as soon as reasonably possible), and which are recommended for application to existing installations in the field. Examples of this class of change may include, but are not limited to:

(a)	Providing new features that directly affect subscriber service;

(b)	Providing design improvements, which result in better service capabilities, longer life or improved transmission margins;

(c)	Providing changes in design which result in important cost savings to Company; and

(d)	Changes of a mandatory nature, for example, the fulfillment of federal registration or future compatibility requirements, or for conditions of sufficient importance to be intended for universal application (change to be shown as “recommended”). The final classification of any product change proposed by Supplier will be by mutual agreement between Supplier and Company.

For Class A changes, Supplier shall, pursuant to the provisions of this Agreement governing repair or replacement of Deliverables under warranty, replace or modify, at no charge, all affected Deliverables furnished hereunder and documentation related thereto. Supplier shall supply relevant documentation to Company for all Class A changes. Supplier shall propose a schedule for the application of these changes at all Deliverable locations, which shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ from date of change notice. This schedule shall be mutually agreed upon by Company and Supplier.

For Class B changes, Supplier shall first notify Company of the exact nature of the change. Details on the proposed implementation procedure for Deliverables, which is being or will be manufactured, shall be discussed with Company. Company shall, at its option, determine if Deliverables previously shipped will be replaced or modified. Should such replacements or modifications be deemed necessary, Supplier shall, pursuant to the provisions of this Agreement governing repair of Deliverables not covered under warranty, make arrangements for the necessary Deliverables replacement or modification at prices and schedules to be mutually agreed upon by Company and Supplier prior to implementation. Documentation related thereto shall be provided by Supplier as specified for Class A above.

In the event that Supplier and Company shall fail to reach agreement on any such change in Deliverables to be made by Supplier, then in addition to all other rights and remedies of law or equity or otherwise, Company shall, without any charge, obligation or liability whatsoever, have the right to terminate this Agreement and Company shall have the right to terminate any or all Orders for Deliverables affected by such change.

ARTICLE 7 HARDWARE AND SERVICES, AND MAINTENANCE WARRANTY

7.1 Hardware Warranty

Supplier warrants to Company - that the Hardware furnished shall be - [CONFIDENTIAL TREATMENT REQUESTED] /*/ and shall [CONFIDENTIAL TREATMENT REQUESTED] /*/ the specifications, drawings and samples, when operated in conformance with such specifications, drawings, and samples and instruction manuals, for a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the earlier of (i) date of deployment in Company’s network, or (ii), [CONFIDENTIAL TREATMENT REQUESTED] /*/ after delivery by Supplier to Company or Company’s customer. These warranties extend to the future performance of- the- Hardware through the Warranty period. or) a greater period if specified elsewhere in this Agreement or an accepted Order pursuant to Article 2.1. - Supplier also warrants to Company and its customers that the Hardware shall be new . . . Hardware not meeting the warranties will, be [CONFIDENTIAL TREATMENT REQUESTED] /*/.- Any Hardware repaired or replaced pursuant to this Section shall be warranted for a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the date of delivery of such repair or replacement, or the remainder of the original warranty term, whichever is greater. Supplier also warrants that it is the owner of the intellectual property rights of the Hardware, or, if the Hardware, or other materials contain third party products, that Supplier has the full power and authority to deliver, convey and grant to Customer the related license and other rights granted under this Agreement. Supplier further warrants that Supplier’s provision of Services under this Agreement, grant of the licenses hereunder, and Customer’s use of the Deliverables will not constitute a misappropriation of any trade secrets or constitute a patent, copyright or trademark infringement.

Supplier shall not charge Company for any repair or maintenance of Hardware covered by this warranty. Warranties set out in this Section shall not apply to any Hardware or Software installed, repaired or modified by any non-Avici, or non-AT&T certified personnel, or to any Hardware or portion thereof caused not to meet either the specification, drawings, samples and/or instruction manual, due to modifications to Software under 9.7

All warranties shall continue in full force and effect notwithstanding transfer of title to the Hardware by Company, so long as Company, or its customers - shall remain the user of the Hardware. All warranties shall also survive inspection, acceptance and payment

7.2 Services and Maintenance Warranty.

Supplier shall provide warranty and maintenance services (“Maintenance Services”) described in Exhibit B - Warranty Maintenance and Support Services, attached hereto and made a part hereof under the terms and conditions set forth in this agreement, (a) [CONFIDENTIAL TREATMENT REQUESTED] /*/ during the applicable warranty period, and after the applicable warranty period (b) in accordance with Exhibit F of this Agreement. Supplier further warrants that the Services shall be performed in accordance with the matrix set out in Exhibit B, with promptness and diligence-, [CONFIDENTIAL TREATMENT REQUESTED] /*/. And that the Hardware shall function [CONFIDENTIAL TREATMENT REQUESTED] /*/ during the duration of the Warranty period and during the term of any support services agreement.

Hardware parts, components or Support Services not meeting the warranties will, [CONFIDENTIAL TREATMENT REQUESTED] /*/.

Supplier warrants that all other Services performed under this Agreement shall be performed by competent personnel [CONFIDENTIAL TREATMENT REQUESTED] /*/. If any Services fail to meet the standard in the foregoing sentence and Customer notifies Supplier of such failure within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of discovery of such failure, but in no event later than [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the completion of such Services, Supplier shall[CONFIDENTIAL TREATMENT REQUESTED] /*/. Any Services which [CONFIDENTIAL TREATMENT REQUESTED] /*/, pursuant to this Section, shall be warranted for a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the date of the re-performance, or the remainder of the original warranty term, whichever is greater. [CONFIDENTIAL TREATMENT REQUESTED] /*/ pursuant to this warranty shall not preclude warranty treatment for identical Services, which may be required pursuant to any support services agreement subsequently entered into by the Parties.

Whenever, System-level Hardware under warranty, or under Maintenance Services, is shipped for repair or replacement purposes from and then back to Company, Supplier shall furnish all labor and materials necessary for packing the Hardware at no charge to Company. Whenever repair parts or components under warranty are shipped for repair or replacement purposes, Supplier shall bear all costs, including but not limited to, costs of packing, rigging, transportation and insurance. Supplier shall also bear all risk of loss or damage from the time the Equipment, repair parts or components are removed from Company’s site until the Equipment, repair parts or components are returned to that site and installed by Supplier. All warranties shall also survive inspection, acceptance and payment.

Supplier will keep on file with Company, a list of specified personnel with current work, fax numbers and pager numbers who will be available for immediate contact in emergency or service impairing situations.

7.3 Repair and Replacement Parts/Services - Emergency Service and Disaster Recovery

In addition to [CONFIDENTIAL TREATMENT REQUESTED] /*/ set forth in the Hardware WARRANTY clause and Exhibit B, Supplier agrees, in the event of an emergency out-of-service condition caused by Hardware and/or Software furnished under this Agreement [CONFIDENTIAL TREATMENT REQUESTED] /*/ of verbal notification by Company during the term of this Agreement and until a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the expiration of this Agreement.

In order to schedule shipment of replacement Hardware and Software, Company may call the Duty Manager of Supplier’s Global Support Center at TSR-BY-AVICI (877-292-8424). This service will be available twenty-four (24) hours a day and seven days a week. For Hardware and Software under warranty, there will be no charge for replacement Hardware and Software and transportation costs will be borne by Supplier. For Hardware and Software not under warranty, charges for replacement Hardware and Software will be at the price set forth in Supplier’s then current agreement with Company for said Hardware or Software or if no such agreement exists, at a price agreed to by Supplier and Company. Transportation costs will be borne by Company.

If defective or non-conforming under warranty is not returned to Supplier by Company within [CONFIDENTIAL TREATMENT REQUESTED] /*/ subsequent to Company’s receipt of replacement Hardware or Software under this clause, it is understood that Supplier shall have the right to invoice Company at the price set forth in Supplier’s then current agreement with

Company for said Hardware and Software or if no such agreement exists, at a price agreed to by Supplier and Company. If the parties fail to agree on a price for Hardware and Software furnished pursuant to this clause, the price shall be a reasonably competitive price for such Hardware and Software at the time for delivery.

7.4 Repair and Replacement Parts/Services - Continuing Availability

Supplier agrees to offer for sale to Company, during the term of this Agreement and until [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the expiration of this Agreement, functionally equivalent maintenance, replacement, and repair parts (“Parts”) for the Hardware covered by this Agreement at the price set forth in Supplier’s then current agreement with Company for said Parts or, if no such agreement exists, at Supplier’s current list price, or at a price mutually agreed upon by Company and Supplier. These Parts shall be warranted as set forth in the Hardware WARRANTY clause.

In the event Supplier fails to supply such Parts or Supplier is unable to obtain another source of supply for Company, then such failure or inability shall be considered noncompliance with this clause and Supplier shall, without obligation of or charge to Company, provide Company, with only, that technical information or any other rights required so that Company can manufacture, have manufactured, or obtain such Parts from other sources. Such technical information shall be licensed to Company by Supplier for use of the technical information only to the extent necessary to manufacture, have manufactured, or obtain such Parts from other sources, as set out in this Article 7.4. The technical information includes, by example, and not by way of limitation: (a) manufacturing drawings and specifications of raw materials and components comprising such Parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available Parts and components purchased by Supplier on the open market disclosing the Part number, name and location of the supplier and price lists for the purchase thereof, and (d) one complete copy of the source code used in the preparation of any software licensed or otherwise acquired by Company from Supplier under this Agreement.

Parts may also include but are not limited to Field Replaceable Units (FRUs), which includes Line Cards, Server Modules, Bay Controllers, Cooling Modules and Breaker Interface Panels. The Bay is also considered a Part, although certain components may be replaceable on a case by case basis. This would cover components such as Backplanes, internal cabling and the TSR frame.

7.5 Epidemic Condition

If during the term of this Agreement and for one year after the last shipment date of Hardware or Software under this Agreement Company notifies Supplier that Hardware or Software shows evidence of an “Epidemic Condition,” Supplier shall prepare and propose a Corrective Action Plan (“CAP”) with respect to such Hardware and Software within [CONFIDENTIAL TREATMENT REQUESTED] /*/ days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time-frame is permissible upon mutual written agreement of the parties.

Upon notification of the Epidemic Condition to Supplier, Company shall have the right to postpone all or part of the shipments of unshipped Hardware and Software, by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability. Company and Supplier agree that in the event of an Epidemic Condition they will work together cooperatively to agree to and implement the CAP. Should Supplier not agree to the existence of an Epidemic Condition or should Company not agree to the CAP, then Company shall have the right [CONFIDENTIAL TREATMENT REQUESTED] /*/ until such time as a mutually acceptable solution is reached.

An Epidemic Condition will be considered to exist when one or more of the following conditions occur:

1)	Failure reports or statistical samplings show that [CONFIDENTIAL TREATMENT REQUESTED] /*/ or more of Hardware installed or [CONFIDENTIAL TREATMENT REQUESTED] or more of Hardware shipped during any [CONFIDENTIAL TREATMENT REQUESTED] /*/, or [CONFIDENTIAL TREATMENT REQUESTED] /*/ or more of the Hardware [CONFIDENTIAL TREATMENT REQUESTED] /*/ of this type.

2)	Hardware has actual Mean Time Between Failures (MTBF) of [CONFIDENTIAL TREATMENT REQUESTED] /*/ stipulated in the Technical Specification. The MTBF parameter of Hardware is [CONFIDENTIAL TREATMENT REQUESTED] /*/.

3)	Deliverable Dead on Arrival (DOA) failures exceed the Epidemic DOA failure rate, which is [CONFIDENTIAL TREATMENT REQUESTED] /*/.

[CONFIDENTIAL TREATMENT REQUESTED] /*/. Hardware and/or Software may be either sampled or, at Company’s option, [CONFIDENTIAL TREATMENT REQUESTED] /*/ at Company warehouses, factories or Company’s customers’ locations. The data [CONFIDENTIAL TREATMENT REQUESTED] /*/.

For the purpose of this Agreement, functional DOA [CONFIDENTIAL TREATMENT REQUESTED] /*/. Visual/mechanical/appearance DOA is [CONFIDENTIAL TREATMENT REQUESTED] /*/. An Epidemic Condition shall not include failures due to [CONFIDENTIAL TREATMENT REQUESTED] /*/.

In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall: [CONFIDENTIAL TREATMENT REQUESTED] /*/;

Ship all subsequent Hardware and /or Software [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier shall bear risk of in transit loss and damage for such repaired and/or replaced Hardware and/or Software.

Supplier and Company shall work cooperatively to mutually agree in writing [CONFIDENTIAL TREATMENT REQUESTED] /*/.

If Supplier is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Company, [CONFIDENTIAL TREATMENT REQUESTED] /*/, Company may [CONFIDENTIAL TREATMENT REQUESTED] /*/.

7.6 Support of Self and Third Party Maintenance

Supplier agrees to provide Company or its third party contractors Parts and Services upon the terms and conditions of this Agreement and upon such further terms and conditions and prices as may be mutually agreed upon to support Company’s self-maintenance or third party maintenance of the Hardware furnished hereunder. Supplier agrees to negotiate in good faith and agrees not to impose unrealistic or excessive conditions upon Company in an attempt to preclude Company’s self-maintenance or its desire to have third party maintenance performed.

Nothing in this paragraph requires Supplier to license Source Code or any other proprietary information or technology to Company or its third party contractors except only to the extent use of such proprietary information, technology or Source Code is required for purposes of this paragraph.

7.7 Technical Support

Ongoing technical support via telephone to Company will be at no charge and shall include but not be limited to the following: (a) answering general technical questions; (b) explaining proper operation procedures for material; (c) providing up-to-date information on the status of material returned to Supplier for repair; (d) quoting and explaining any repair or replacement charges for material. Supplier’s telephone technical support may be obtained by calling 1-877-292-8424 (1-TSR-BY-AVICI), or Supplier’ current technical support phone number.

Company shall be entitled to ongoing technical support, including field service and assistance, pursuant to separate support service agreement at standard pricing, provided, however, that the availability or performance of this technical support service shall not be construed as altering or affecting Supplier’s obligations as set forth in the HARDWARE WARRANTY clause or elsewhere provided for in this Agreement- - Beyond the HARDWARE WARRANTY period, charges, if any, for field service technical support, will be as shown in Exhibit F.

7.8 Disposition of Recurring No-Trouble-Found Returns

The same Hardware shall not be returned by Supplier to Company with the notation “no-trouble-found (NTF)” on more than one (1) occasion. On the second occasion that the same Hardware has been classified by Supplier as NTF, the Equipment shall be removed from Hardware available to Company by Supplier, and Supplier shall ship a replacement to Company for the removed Hardware at no charge for that Hardware under warranty. If a systemic NTF condition (defined to be five NTFs for the Hardware or a given subassembly of the Hardware) becomes prevalent for the Hardware or a subassembly of the Hardware, Company agrees to provide reasonable assistance to Supplier in making a “root-cause” determination of the NTF condition as per Article 7.9.

7.9 Failure Mode Analysis of Failed Components

Supplier shall perform failure mode analysis on components with a persistent history of failure and NTF components to determine the specific cause of the component failure. The results of this analysis and planned corrective action shall be provided to Company within fourteen (14) calendar days of the completion of the analysis. Company will provide access to the Hardware and Software should on-site analysis be necessary.

7.10 Disclaimer of Warranties

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT EXCEPT FOR THE IMPLIED WARRANTY OF TITLE AND AGAINST INFRINGEMENT. NOTHING IN THIS DISCLAIMER SHALL BE CONSTRUED AS LIMITING COMPANY’S INFRINGEMENT RIGHTS UNDER THIS AGREEMENT.

ARTICLE 8 - INSTALLATION SERVICES

Note: At the time of the signing of this Agreement, Supplier had not been certified by Company to perform installation. Therefore, the parties agree that this Article 8.0 including clauses 8.1 –8.19 shall not become effective until such certification may occur. The parties also hereby agree that at the time of such certification, Exhibit C shall be negotiated, in good faith, to develop Installation requirements.

8.1 Statement of Installation services

Supplier agrees to provide and deliver Hardware and Software, and perform installation services (“Installation”) as may be specified on accepted Orders which may be placed by Company. Supplier shall furnish and transport all the tools, supplies and labor necessary to perform all the -installation, unless otherwise provided as set forth in Exhibit C of this Agreement or any accepted Order referencing this Agreement.

Services shall be performed in accordance with Exhibit C, “ Installation Requirements” attached hereto and made a part hereof, and any additional specifications included in Orders pursuant hereto. It is understood that certain documentation referred to in Exhibit C, such as but not limited to, premise detail drawings, network layout, attachment details, cable penetration locations, physical design or other premise specific requirements will be reflected in an Order and in the associated documents submitted to Supplier by Company. In the event of any conflict between Exhibit C, the specifications, related documents and drawings, or an Order, the true construction and meaning thereof shall be mutually agreed to by the technical representatives of both Parties, as identified on the Order in good faith, and such determination shall be final. Installation shall be performed in accordance with the Services and Installation Warranty as described in Article 7.2 and 8.4 respectively, and in accordance with such requirements or restrictions as may be lawfully imposed by governmental authority. Subject to the provisions of this Article below, Supplier shall complete such Installation within the time allowed in this Agreement and any applicable supplemental Agreement, and shall meet all deadlines as specified Installation shall be performed in accordance with the Services and Installation Warranty as in an accepted Order.

TIME SHALL BE OF THE ESSENCE in the performance of an Installation. Whenever Supplier has knowledge that any actual or potential labor dispute or any other event may delay or threaten to delay the timely performance of an Installation, Supplier shall immediately give notice thereof, including all relevant information with respect thereto, to Company’s Representative as identified on the Order. Supplier agrees to use its best efforts to provide scheduling information, including any changes that occur due to revisions made by Company to the work plan or as the work progresses at a particular premise. Supplier acknowledges that schedule changes may occur from time to time and agrees to comply with reasonable schedule changes without additional compensation. Supplier shall use its best efforts to coordinate its work with Company and/or other suppliers on each project so as not to delay or damage anyone’s performance, work or the overall project.

8.2 RESERVED

8.3 Protection of Service and Property

The continuity of Company’s service is of paramount importance and Supplier shall at all times exercise the greatest care to prevent damage to Company’ plant and shall not use any equipment or methods which, in the judgment of Company, might endanger or interfere with its service. In the event Supplier is in breach of this Section 8.3, Company shall make good faith efforts to give notice thereof to Supplier.

8.4 Installation Services Warranty

Supplier warrants to Company that the Installation Services will be [CONFIDENTIAL TREATMENT REQUESTED] /*/, and all material furnished shall be [CONFIDENTIAL TREATMENT REQUESTED] /*/, and Installation Services will [CONFIDENTIAL TREATMENT REQUESTED] /*/ set forth in Exhibit C and the related Order requirements. All warranties [CONFIDENTIAL TREATMENT REQUESTED] /*/. If any Installation Services fail to meet the standards of this Article 8.4, or any damage to other work or to Company’s property is caused by Installation Services not meeting the warranties, and Company notifies Supplier of such failure within a reasonable time of discovery of such failure, but in [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the completion of such Installation Services, such Services will be, [CONFIDENTIAL TREATMENT REQUESTED] /*/.

8.5 Rejection And Replacement, Or Removal Of Work And Material

Supplier shall, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after receiving a written order from Company’s representative to that effect, proceed to remove from Company’s premises, all defective or non-conforming materials whether worked or un-worked and to take down all portions of the Work which are unsound or improper or which shall be determined by Company’s representative to in any way fail to comply with the specifications, and to promptly replace them with sound and proper Material [CONFIDENTIAL TREATMENT REQUESTED] /*/. Nothing in this Agreement shall be construed as relieving Supplier of Supplier’s continuing duty to inspect the Work and detect and correct any such defective or non-conforming Work or material.

8.6 Company’s Equipment

Unless otherwise specifically provided in this Agreement, Supplier shall provide all labor and equipment for performance of this Agreement. Should Supplier actually use any equipment owned or rented by Company or its customer, Supplier acknowledges that Supplier accepts the equipment “as is, where is,” that neither Company nor its customer have any responsibility for its condition or state of repair and that Supplier shall have risk of loss an damage to it. Supplier agrees not to remove the equipment from Company’s or its customer’s premises and to return it to Company or its customer upon completion of use, or at such earlier time as Company or its customer may request, in the same condition as when received by Supplier, reasonable wear and tear excepted.

8.7 Breakage, Disappearance, And Condition

Supplier shall take whatever precautions Supplier deems necessary or desirable (which do not violate Company’s plant rules or cause inconvenience or delay to Company) regarding tools, equipment, materials, and supplies whether or not owned by Supplier, which Supplier causes to be brought to Company’s premises. Company shall have no responsibility for their care, safekeeping, or operating condition; and. shall not bear any cost associated with their breakage or disappearance

8.8 Claims And Losses

Supplier assumes full responsibility for any damage or loss to Company’s property that may be reasonably caused by or result from any tortuous act or omission of Supplier or any person employed by or under contract with Supplier. In the event of such damage, Company may elect to have repairs made by Supplier, by Company personnel, or by other Suppliers. In the event Company shall elect to have Supplier repair the damage, Supplier shall promptly do so, at its own expense and to Company’s reasonable satisfaction. In the event Company shall elect to have the damage repaired by its own personnel or other Suppliers, Supplier shall reimburse Company for the reasonable cost to it of such repairs.

8.9 Reporting Defects

If any of Supplier’s Work depends, for its proper execution or results, upon the Work of any other supplier or suppliers, Supplier shall inspect and promptly report in writing to Company’s Representative as identified on the Order any defects in the work that render it unsuitable for the proper execution or results, and Supplier shall not proceed with that phase of the Work until so authorized by Company’s Order Representative.

8.10 Building Permit, Licenses, Notice

Any necessary building permits will be obtained, filed and paid for by Supplier. All other necessary permits, licenses and certificates, municipal or otherwise, required in connection with the Work, will be obtained and paid for by Supplier who shall deliver copies of all such permits or certificates to Company. Supplier shall give all requisite notices relative to the Work to the proper authorities and have all necessary inspections made at a time so as not to delay the Work. Company shall reimburse Supplier for the permits, licenses, certificates, and other related authorizations obtained at Company’s request.

8.11 Control Of Work

Supplier shall have full control and direction over the mode and manner of doing the Work and of its personnel employed on or about the Work.

8.12 Service Records

Supplier shall maintain complete records including, but not limited to, all labor by trade and employee name and type of equipment by hours, material purchased, and work subcontracted to other parties in connection with all unit rate and cost plus fee work. Supplier shall also provide a one line diagram of work completed pursuant to the individual Work Orders. The records shall be maintained in accordance with recognized commercial accounting practices and in such a manner that they may be readily audited. The records, including all supporting documents, shall be available at all reasonable times for audit by Company both during the contract period and for three years following the date of final payment or until all disputes, if any, between Supplier and Company have been finally resolved, whichever is later. Supplier shall also maintain daily sheets, prepared in duplicate, showing all labor by trade and employee name and type of equipment employed and material received.

Supplier shall require all subcontractors performing other than fixed price work to maintain the same form and type of records, as Supplier is required to maintain and to make the records available to Company for inspection and audit.

8.13 Suspension Of Work

Company may suspend all or any portion of the Services upon verbal notice to Supplier prior to such suspension, such notice to be confirmed in writing within five (5) business days. If suspension extends beyond one (1) week, Supplier shall have the right to invoice Company for Services completed prior to Suspension, payment to be made in accordance with the terms of this Agreement, and parties shall adjust Services completion date. If period of suspension extends beyond ten (10) business days, and Supplier incurs additional expense thereby, a reasonable adjustment shall be made in the contract price and the time for completion of the Services, but no adjustment shall be made unless a claim therefore is submitted in writing to Company within twenty (20) business days of receipt of written notice of suspension to Supplier.

8.14 Clean Up

Supplier at all times, and at its expense, shall keep Company’s premises free from accumulation of waste materials or rubbish caused by Supplier’s operations. Upon completion of the Work, Supplier shall, at its expense, remove promptly from the premise all of Supplier’s implements, equipment, tools, machines, surplus and waste materials and debris. If Supplier fails to clean up as provided herein, Company and Supplier may do so and charge the cost thereof to Supplier or deduct same from Company and Supplier’s payment to Supplier.

8.15 Supplier Interference

Supplier shall use best efforts to perform all operations in a manner so as not to cause interference with other suppliers. If it becomes necessary during Supplier’s course of operations to cause such interference, Supplier shall immediately notify Company’s Representative as identified on the Order in writing of the anticipated interference and shall not proceed further with that phase of the Work without the prior written approval of Company’s Order Representative.

8.16 Safety of Work

Supplier shall be responsible for the safety of the Services performed under this Agreement. In discharging that responsibility, it shall comply with the requirements of the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local act or other requirements of law relating to safety and health, Supplier will be relieved of the Occupational Safety and Health Act of 1970 requirements when performing Services at Company premises to the extent Supplier is unable to reasonably control the work conditions at the Company premises.

8.17 Work Done By Others

If any of the Work is dependent on work done by others, Supplier shall inspect and promptly report to Company’s representative any defect that renders such other work unsuitable for Supplier’s proper performance. Supplier’s silence shall constitute approval of such work as fit and suitable for Supplier’s performance.

8.18 Change

Company may at any time during the progress of the Installation Services require additions, deletions or alterations (all hereinafter referred to as a “Change”) to the Installation Services. Within ten (10) days after a request for a Change, Supplier shall submit a proposal to Company which includes any changes in Supplier’s costs or in the delivery or Work schedule necessitated by the Change. Company shall within ten (10) days of receipt of the proposal, either (i) accept the proposal with a written amendment directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change in which event Supplier shall proceed with the original Work. No such Change shall be considered nor shall Supplier be entitled to any compensation for work done pursuant to or in contemplation of a Change, unless made pursuant to a written amendment or Change Order issued by Company.

8.19 Support of Self and Third Party installation

Supplier agrees to provide Company or its third party contractors Parts s and Services upon the terms and conditions of this Agreement and upon such further terms and conditions and prices as may be mutually agreed upon to support Company’s self-installation or third party installation of the Hardware and Software furnished hereunder. Supplier agrees to negotiate in good faith and agrees not to impose unrealistic or excessive conditions upon Company in an attempt to preclude Company’s self-installation or its desire to have third party installation performed. Nothing in this paragraph requires Supplier to license Source Code or any other proprietary information or technology Company or its third party contractors except only to the extent use of such proprietary information, technology or Source Code is required for purposes of this paragraph.

ARTICLE 9 – SOFTWARE

9.1 Definitions.

The following definitions apply to this Article:

Firmware means any Software (operating program in machine readable form and related documentation) and storage media therefore normally furnished with or embedded in the Hardware.

Maintenance Services means technical support services for Hardware and Software provided as set forth in Exhibit B for Maintenance Support Services and as required to operate the Software in conformance with Specifications and the detection and correction of any Software errors.

Media or Medium means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article.

New Software Feature means a new software product offered by Supplier that contains a majority of new code, and is not intended to replace existing Software and, that (1) adds substantial additional functionality to the Software, (2) is offered by Supplier as a separately priced option for existing Licensed Software, and (3) does not replace an existing feature or functionality of the Licensed Software.

Software means intangible Information constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Company by way of electronic transmission or by being fixed in Media furnished to Company.

Enhancements all Software changes, including new releases, new versions, product improvements, system modifications, updates, upgrades, field modifications, Software maintenance releases and the like. Software Enhancements do not include New Software features.

Software Source Material means Information consisting of all intangible source programs, technical documentation and other information required for maintenance, modification or correction of the most current version of the Software supplied to Company.

Specifications means the specifications for the Software as set forth in the Order, or if not so set forth, shall mean Supplier’s current applicable published specifications and user documentation for the Software as of the date of the Order and any additional specifications furnished by Company. Any provisions contained in Supplier’s specifications in conflict with the provisions of this Agreement or Company’s specifications shall be deemed deleted.

Use means use by any individual having authorized access to the computer on which the Software is operated.

9.2 Firmware

The term Hardware” includes any software (operating program in machine readable form and related documentation) and storage media therefore normally furnished with or embedded in the Hardware (“Firmware”). Title to the Firmware, including copyright, shall remain in Supplier. The party having title to the Hardware shall have title to the Firmware storage media. For the life of the Hardware listed in this Agreement, Supplier agrees to grant and hereby grants to Company and any subsequent purchaser, lessee or other end user (referred to collectively in this clause as “end user”) a non-exclusive license to use said Firmware on the Hardware on which it was delivered. Company and any subsequent end user may copy the Firmware for use on such Hardware with which it was originally delivered and for archival purposes, but shall not knowingly reproduce the original software for distribution to others. Company and any subsequent end user may add to, delete from or modify the Firmware in any manner, but no changes, however extensive, shall alter Supplier’s title to such original software. Title to any such modification or addition to the Firmware shall remain in the entity, which creates the modification or addition.

9.3 License Grant

Supplier agrees to grant and hereby grants to Company an irrevocable, nonexclusive, worldwide, perpetual, license to Use the Software.

Such Use shall include the right for Company to:

    [CONFIDENTIAL TREATMENT REQUESTED] /*/

Company shall not decompile, disassemble or reverse engineer the Software or any component thereof, except as may be permitted by applicable law in which case Company must notify Supplier in writing and Supplier may provide review and assistance. Except as otherwise expressly set out in this Agreement, Company is prohibited from (i) translating or adapting the Software, (ii) incorporating in whole or in part in any other product or creating derivative works based on all or any part of the Hardware or Software and (iii) removing any copyright, trademark or other proprietary notice of Supplier affixed to or displayed on the Software. Upon delivery to Company, all media shall become the property of Company except that fixed in Hardware, title to which shall pass to Company upon acceptance of the Hardware. Software includes the basic items defined in the SOFTWARE AND PROGRAMMING AIDS clause and any other basic items listed on an Order. The foregoing license extends to any use of any program or software derived from the Software.

9.4 License Fee

Fees for the license of the Software and the maintenance of the Software are designated in the Article 3 above.

9.5 Enhancements and Maintenance

Supplier shall promptly furnish to Company all Basic Warranty Services which shall include but are not limited to [CONFIDENTIAL TREATMENT REQUESTED] /*/. Basic Warranty Services will be provided to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ the Warranty period, and AviciPlus capabilities shall be provided at the price listed in Exhibit F. Beyond the warranty period, AviciPlus services will be provided at the pricing in Exhibit F, if AviciPlus is not ordered, [CONFIDENTIAL TREATMENT REQUESTED] /*/ will be provided at a mutually agreed upon charge. Supplier shall also promptly provide to Company any revisions to the basic Software items as defined in Article 9.10, SOFTWARE AND PROGRAMMING AIDS to reflect the Enhancements.

Enhancements will be available under the warranty provisions of this Article 9 and under Exhibit B. Software images and management information bases (MIBs) will be downloaded from the Supplier web site, or upon request by Company, physical media will be shipped with relevant images, MIB, release notes and full user Documentation.

All Enhancements shall be considered Software subject to the provisions of the Agreement. Company may incorporate the Enhancements into the Software or continue using previous releases of the Software, at Company’s option. Supplier will support the current release and two previous releases of the Software.

[CONFIDENTIAL TREATMENT REQUESTED] /*/. New Software Features that allow for a new service offering such as MPLS VPNs, QoS and/or Multicast, will be provided, in accordance with Section 1.1 of this Agreement, and may be subject to an initial license fee, at any time during or after the Warranty period, and/or during the duration of the AviciPlus Program.

Company may, at any time and at its discretion, discontinue maintenance of the Software

9.6 Intellectual Property Rights

Title to the Software and to intellectual property rights therein shall remain in Supplier or Supplier’s licensor, as applicable. Company shall have the right to make a reasonable number of copies of the Software for Use as authorized in the Order or elsewhere in this Agreement. Company however, shall not knowingly reproduce copies of the Software for the purpose of supplying it to others except individuals authorized herein.

9.7 Modifications

Company may make Modifications to the Software to the extent necessary to Use the Software, provided however that Supplier may not be required to provide source code to Company for the purposes of such modifications. To the extent the modifications solely cause the Hardware, or Software, or any portion thereof, not to meet the specifications and/or any other warranty criteria, Supplier shall have no obligations under the terms of this Agreement to restore the Software to its original operating condition pursuant to any warranty obligation. Any Modification by Company shall not be deemed authorized by Supplier for purposes of Article 5.2(b) unless agreed to, in writing, by supplier. Unless otherwise agreed to, Supplier shall have no obligation to support modifications, or Software which is no longer in compliance with specifications due to any Company modifications not provided for in the Documentation or not required to operate Software in its intended manner consistent with its Specification under this Agreement, Company shall have all right, title and interest to any Modifications and resulting derivative works and the intellectual property rights in such Modifications or works. Moreover, nothing contained in this Agreement or an Order shall limit Company’s right to reproduce and Use the modified Software in as many copies as Company, in its sole discretion, deems appropriate. However, any portion or aspect of the modified Software which is licensed from Supplier under this Agreement or an Order shall continue to be subject to all the provisions of this Agreement and the Order, and nothing contained herein grants to Company any rights to Use the Software other than as recited in this Agreement or the Order.

9.8 Re-designation or Transfer of Designated Site or Computer

If the Order specifies that Company’s Use of the Software is limited to a designated site or a designated computer, the provisions of this clause shall apply. For purposes of this clause, site shall include computer, as applicable to the Order. A re-designation shall refer to a change of site and shall include the movement of Software to upgraded equipment. A transfer shall refer to a temporary change of site of the Software. Without an additional charge or fee or any requirement for any additional license, Company may:

1.	Re-designate the site at which the Software will be used and shall notify Supplier of the new site and the effective date of the re-designation; and

2.	Concurrently operate the Software at another site for a period not to exceed three (3) months for the purpose of re-designating the assigned using site.

The license granted under the Order for a designated site may be transferred without notice to Supplier and at no additional charge or fee to Company: (a) to a backup site if the computer at the designated site is inoperative due to malfunction, due to performance of preventive or remedial maintenance, due to engineering changes or due to changes in features or model, until the computer is restored to operative status and processing of the data already entered in the computer at the backup site has been completed or (b) to one other site for assembly or compilation of the Software if the specifications of the computer at the designated site are such that the Software cannot be assembled or compiled on the computer.

9.9 Remote Access

Company shall have the right, at no additional charge or fee, to have the Software used at any other location by means of remote electronic access.

9.10 Software and Programming Aids

On the delivery date, Supplier shall furnish to Company, at no additional charge or fee, at least the following basic items:

1.	Object program (the fully compiled or assembled series of instructions, written in machine language, ready to be loaded into the computer, that guides the operation of the computer) stored in a Medium compatible with the equipment described in the Order;

2.	Program implementation and user instructions and required procedures;

3.	The Software Specifications, as well as the required machine configuration;

4.	Sample data output, such as printouts or typical screen displays, and any other programs, routines, subroutines, utility or service programs, flow charts, logic diagrams and listings, descriptive Specifications and acceptance Specifications or related material Supplier may have which is necessary or useful for the full implementation and Use of the Software and which Supplier normally furnishes to users of the Software without additional charge or fee.

5.	Source program (the computer program expressed in a source language) only if licensed by Supplier as part of the Software ordered hereunder or provided for under this Agreement.

9.11 Source Programs and Technical Documentation

Supplier shall, at Company’s request, enter into an Escrow Agreement substantially the same in form and substance to the form in Exhibit E to this Agreement to safeguard Supplier’s Software Specifications and source program at any time during the duration of this Agreement. Both parties shall negotiate in good faith such Escrow Agreement.

If the parties have not entered into an Escrow Agreement then the following clause shall apply:

If Supplier, among other things, [CONFIDENTIAL TREATMENT REQUESTED] /*/ Supplier (or some other financially and technically responsible successor in interest acceptable to Company which assumes in writing Supplier’s obligations under the Agreement) -, then (a) Supplier, or others acting on behalf of Supplier, shall furnish to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ and (b) Supplier will be deemed to have granted to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/. All materials received will be deemed Confidential and Company will use the same care as it does with its Confidential Material. [CONFIDENTIAL TREATMENT REQUESTED] /*/. Company will return [CONFIDENTIAL TREATMENT REQUESTED] /*/ as soon as Supplier is in compliance.

Supplier may use 3rd party software and cannot guarantee that said 3rd party will agree to grant a [CONFIDENTIAL TREATMENT REQUESTED] /*/.

9.12 Software Warranty

Supplier warrants to Company and its customers all of the following:

1.	The Software will be [CONFIDENTIAL TREATMENT REQUESTED] /*/, will [CONFIDENTIAL TREATMENT REQUESTED] /*/ and [CONFIDENTIAL TREATMENT REQUESTED] /*/ in effect as of the date of shipment for a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ following delivery (“Warranty Period”). The Media conveying the Software will [CONFIDENTIAL TREATMENT REQUESTED] /*/. The Software will be compatible with and may be used in conjunction with other Software as described in the Specifications. If an Order states that the Software is to be used in conjunction with certain data processing equipment, the Software shall be compatible with that equipment. The foregoing warranties extend to the future performance of the Software throughout the Warranty Period.

2.	Services will be performed [CONFIDENTIAL TREATMENT REQUESTED] /*/.

3.	There are no copy protection or similar mechanisms within the Software, which will, either now or in the future, interfere with the grants made in this Agreement or an Order.

4.	Company and its customers shall have quiet enjoyment of the Software.

5.	As to Software for which Supplier does not solely own all intellectual property rights, Supplier has full right, power and authority to license the Software to Company and its customers as provided in this Agreement or an Order.

6.	If the Software, or any portion thereof, is or becomes [CONFIDENTIAL TREATMENT REQUESTED] /*/ during the applicable Warranty Period, or if the [CONFIDENTIAL TREATMENT REQUESTED] /*/, or be subject [CONFIDENTIAL TREATMENT REQUESTED] /*/. Any Software repaired or replaced pursuant to this Article shall be warranted for a period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ from the date of delivery of such repair or replacement, or the remainder of the original warranty term, whichever is greater.

7.	The Software does not contain any malicious code, program, or other internal component (e.g. computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter Software, firmware, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner. Supplier shall immediately advise Company, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Agreement or an Order may result in the harm described above. Supplier shall indemnify and hold Company and its customers harmless from any damage resulting from the harm described above, in accordance with the procedural provisions of Article 5.2 above.

8.	Supplier warrants that Software will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as it performed before January 1, 2000. This maintenance will be considered part of and covered under the maintenance provisions of the Agreement at no additional charge to Company.

9.	All warranties shall survive inspection- and payment.

ARTICLE 10 – MISCELLANEOUS

10.1 Assignment And Subcontracting

Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or delegate or subcontract any Work or other obligation to be performed or owed under this Agreement without the prior written consent of Company. Any assignment, delegation or subcontracting without such consent shall be void, except in the event of a merger or the acquisition of all or substantially all of Supplier’s assets, in which case Supplier may assign Agreement with the written consent of Company, which shall not be unreasonably withheld. Otherwise, any assignment of monies shall be void if (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment imposes upon Company obligations to the assignee in addition to the payment of such monies, or precludes Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including amendments or settlements of charges. All Services performed by Supplier’s subcontractor(s) at any tier shall be deemed Services performed by Supplier.

10.2 Assignment by Company

AT&T Corp shall have the right to assign this Agreement, and AT&T Corp. or Company, if different, an Order, and to assign its rights and delegate its duties under this Agreement or an Order, as the case may be, either in whole or in part (an “Assignment”), including, but not limited to, software licenses and other grants of intellectual property rights, at any time and without Supplier’s consent, to (i) any present or future affiliate of Company (including any subsidiary or affiliated entity thereof), (ii) any unaffiliated new entities that may be formed by Company pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof; (iii) any third party which by purchase, lease, outsourcing agreement or otherwise, assumes the operation, administration and/or management of any substantial portion of the business of Company affected by this Agreement. Company shall give Supplier written notice of any Assignment, including (i) the effective date of the Assignment (“Effective Date”), and (ii) the entity or entities receiving rights and/or assuming obligations under the Agreement or Order (“Entities). Upon the Effective Date and to the extent of the Assignment, Company shall be released and discharged from all further duties under this Agreement, except non-disputed monies owed as to materials, services, or intellectual property rights transferred to assignee, ordered from or provided by Supplier prior or up to the Effective Date. Notwithstanding that an Assignment of the Agreement has been made, Company, at its sole option, shall continue to have the right to purchase, lease, or license material or services under this Agreement as if such an Assignment had not been made. If this Agreement includes a commitment to purchase a stated or determinable quantity of goods, services or rights, or prices that vary based on the quantities purchased, the aggregate of purchases by the Entities under this Agreement will be included in determining the quantity.

10.3 Governing Law

This Agreement shall be governed by the laws of the State of New Jersey, excluding application of its conflict of laws provisions. The parties agree that the provisions of the New Jersey

Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

10.4 Clause Headings

The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

10.5 Compliance with Laws

Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance of this Agreement.

10.6 Entire Agreement

This Agreement, shall incorporate the typed or written provisions on Company’s Order issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be changed, modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company’s Orders (except as specified otherwise in this Agreement) and all provisions on Supplier’s forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

10.7 Export Control

Supplier will not use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the “Export Laws”). Supplier will not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws:(a) software or technical data disclosed or provided to Supplier by Company or Company’s subsidiaries or affiliates; or (b) the direct product of such software or technical data. Supplier agrees to promptly inform Company in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). Supplier also will not, without the prior written consent of Company, export or re-export, directly or indirectly, any technical data or software furnished hereunder from the country in which Company first provided the technical data or software to Supplier hereunder, except to the United States. The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

10.8 Force Majeure

Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party or its subcontractors (“force majeure conditions”). Notwithstanding the foregoing, Supplier’s liability for loss or damage to Company’s material in Supplier’s possession or control shall not be modified by this clause. If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The party affected by the other’s delay or inability to perform may elect to: (1) suspend this Agreement or an Order for the duration of the force majeure condition and (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an Order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the force majeure condition ceases, resume performance under this Agreement or Order with an option in the affected party to extend the period of this Agreement or an Order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least fifteen (15) days, terminate, at no charge, this Agreement or an Order or the part of it relating to material not already shipped, or services not already performed. Unless written notice is given within forty-five (45) days after the affected party is notified of the force majeure condition, (1) shall be deemed selected.

10.9 Government Contract Provisions

The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S. Government contracts: 41 CFR Part 60-1, Obligations of Contractors and Subcontractors, Sections: 41 CFR 60-1.4, Equal Opportunity Clause; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR Part 60-250, Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Special Disabled Veterans and Veterans of the Vietnam Era, Section 41 CFR 60-250.4, Coverage and Waivers (for contracts and subcontracts of $10,000 or more); and, from 41 CFR Part 60-741, Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Individuals with Disabilities, Section 41 CFR 60-741.4, Coverage and Waivers (for contracts and subcontracts in excess of $10,000), wherein the terms “contractor” and “subcontractor” shall mean “Supplier”. In addition, orders placed under this Agreement containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in the attachments thereto.

10.10 Identification

Supplier and Company shall not without the other Party’s prior written consent (a) engage in any advertising, promotion or publicity related to this Agreement; or (b) make public use of the other Party’s, trade name, trademark, service mark, insignia, symbol, logo, or other designation. Neither party shall, without the other Party’s written consent, except as required by court order or the rules or regulations of a Federal or National government agency, disclose to any third party the contents and /or the facts of this Agreement. In the event of such requirement of disclosure, Supplier shall seek Company’s prior approval, and seek confidential treatment of such disclosure prior to such disclosure, both to the extent allowed by law.

10.11 Identification Credentials

Company may, at its discretion, require Supplier’s employees and subcontractors to exhibit identification credentials, which Company may issue, in order to gain access to Company’s premises for the performance of the Services. If for any reason, any of Supplier’s employees or subcontractors are no longer performing Services, Supplier shall immediately inform Company’s Representative in the speediest manner possible. Notification shall be followed by the prompt delivery to Company’s Representative of the identification credentials involved or a written statement of the reasons why the identification credentials cannot be returned. Supplier shall be liable for any damage or loss sustained by Company if the identification credentials are not returned to Company.

10.12 ISO 9000

Supplier recognizes that Company intends to be an ISO 9000 registered supplier of goods and services, and that in order for Company to be so registered, Supplier must comply with and hereby agrees to comply with the provisions of this clause. Therefore, under this agreement, Supplier shall have the portion of Supplier’s quality system that applies to the material and services covered under this agreement registered to the then current and applicable ISO 9000 series. Supplier shall, prior to or upon execution of this agreement, provide Company’s representative indicated below a copy of the appropriate certificate(s) of registration issued by such third party accredited registrar(s). If Supplier has not achieved such registered status as of the effective date of this agreement, Supplier shall work toward completing such quality system registration by end ofQ4 2001 (December 31, 2001) and shall provide the appropriate certificate(s) of registration to such Company representative within seven days of such date. Supplier shall also maintain such certificate(s) of registration through appropriate assessments by such third party accredited registrar(s) and provide to Company’s representative any applicable updated certificate(s) or notifications of failure to pass a surveillance or full registration audit. Notwithstanding any other provision of this agreement, if Supplier fails, for any reason, to obtain or maintain or provide to Company such certificate(s) of registration as set forth above, Company shall have the right, and without any cost to or liability or obligation of Company, to terminate this agreement and any outstanding orders placed under this agreement, whether or not any such orders have been placed to fulfill an ISO 9000 customer obligation. Company’s representative for ISO 9000 purposes is: Steven Terjek, AT&T, 900 Route 202/206N, Bedminster, NJ 07921

10.13 Labor Relations

Supplier shall be responsible for Supplier’s own labor relations with any labor organization either representing or seeking to represent Supplier’s employees and shall negotiate and seek to adjust all disputes between Supplier and Supplier’s employees or any union representing Supplier’s employees. Except as otherwise provided in this clause, and subject to the terms of this Agreement, Supplier may freely enter into any contract with any union representing employees employed by Supplier to perform the duties contemplated by the requirements of this Agreement. Supplier shall enter into no contract that purports to obligate Company to the union, either as successor or assignee of Supplier’s, or in any other way, on the termination of this Agreement, or at any other time. Supplier warrants that Supplier is not a party to any existing union contract purporting so to obligate Company.

10.14 Mediation

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty days of the mediation or, in the absence of such selection, to final and binding arbitration by a sole arbitrator under the AAA Arbitration Rules (“Rules”) in effect on the date of this Agreement. The mediation and arbitration, including arguments and briefs, shall be in the English language in New York City, New York, United States of America. The arbitrator may not limit, expand or otherwise modify the terms of this Agreement or award exemplary or punitive damages or attorney’s fees. The arbitrator shall apply the substantive (not the conflicts) law of the state specified in the choice of law provision set forth elsewhere in this Agreement. The award shall be in United States dollars. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the mediator and arbitrator and the fees of the AAA. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the mediation and arbitration in confidence. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation or arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate or arbitrate.

10.15 Non-Exclusive Market Rights

It is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to sell to Company any or all material or services of the type described in this Agreement which Company may require, nor requires the purchase of any material or services from Supplier by Company. It is, therefore, understood that Company may contract with other manufacturers and suppliers for the procurement of comparable material or services. In addition,

Company shall at its sole discretion, decide the extent to which Company will market, advertise, promote, support, or otherwise assist in further offerings of the material or services. Supplier agrees that purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

10.16 No Liens

All material shall be provided free from all claims, liens and charges whatsoever. Company reserves the right to require, before making payment, proof that all parties furnishing labor and material have been paid.

10.17 Publicity

Supplier agrees to submit to Company all advertising, sales promotion, press releases, and other publicity matters relating to the material furnished or the services performed by Supplier under this Agreement wherein Company’s names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and Supplier further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without Company’s prior written approval. This does not reduce or modify Supplier’s obligations under the clause IDENTIFICATION.

10.18 Releases Void

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

10.19 Right of Entry and Plant Rules

Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements, if applicable. Supplier shall become acquainted with conditions governing the delivery, receipt and storage of Hardware and Software at the site of the Services so that Supplier will not interfere with Company’s operations. Storage space will not necessarily be provided adjacent to the site of the Services. Therefore, Supplier shall be expected to select, uncrate, remove and transport Hardware and Software from the storage areas provided. Company is not responsible for the safekeeping of Supplier’s property on Company’s premises. Supplier shall not stop, delay or interfere with Company’s work schedule without the prior approval of Company’s

Representative. Supplier shall provide and maintain sufficient covering and take any other precautions necessary to protect Company’s stock, equipment and other property from damage due to Supplier’s performance of the Services.

10.20 Severability

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

10.21 Supplier’s Employees

The term Supplier employee means anyone performing the Work or furnished by Supplier under this Agreement, including but not limited to the Supplier’s employees, consultants, representatives, agents, subcontractors, and subcontractors’ subcontractors at all tiers. It is agreed that all persons provided by Supplier to perform the Work are not employees or agents of Company, and Company shall not exercise any direct control or supervision over Supplier employees but Company’s Representative will be available for consultation.

Supplier shall be responsible for its own labor relations with any trade or union, which represents its employees and shall be responsible for negotiating and adjusting all disputes. Supplier shall be the sole entity responsible for receiving complaints from Supplier employees regarding their assignments and for notifying Supplier employees of the termination or change of their assignments. Company has the right at any time (prior to and after assignment to Company’s Work) and for any reason to reject or to have Supplier remove Supplier’s employees from the Work under this Agreement upon notice to Supplier. Upon such notice, Supplier shall, at Company’s request, replace the Supplier employee(s). In the event of any staffing change, Company shall not be charged for the time required to train the replacement. The amount of non-compensatory training time, if any, shall be mutually determined by Supplier and Company’s Representative.

Supplier further agrees that any of Supplier’s employees who is or becomes a `leased employee’ (as defined in Section 414(n) of the Internal Revenue Code) of Company during the term of this Agreement, shall not be covered by, and shall be excluded from participation in, any employee benefit plan maintained by Company. Supplier shall indemnify and save Company harmless from and against any losses, damages, claims, demands, suits, and liabilities that arise out of, or results from, any failure by Supplier to perform its obligations under this clause. Supplier shall also indemnify and save Company harmless from any entitlement, assertion, or claim, which any of Supplier’s employees might have or might make relative to rights or privileges in any Company employee benefit plan and which arises, in whole or in part, out of Work rendered under this Agreement.

10.22 Utilization of Minority and Women-owned Business Enterprises

It is Company’s policy that minority and women-owned business enterprises (MWBEs) as defined in Exhibit D shall have the maximum practicable opportunity to participate in the performance of contracts. Supplier agrees to use its good faith efforts to award subcontracts and/or utilize MWBEs to carry out this policy to the fullest extent consistent with the efficient performance of this Agreement and without compromise of quality and reliability expectations.

In addition to these general conditions for MWBE support, Supplier agrees to (a) use its good faith efforts to utilize MWBEs in support of this Agreement and strive to increase the percentage of total expenditures from MWBEs to fulfill Company’s purchases each successive year of this Agreement; (b) support Company’s state and regional goals for MWBE and service-disabled veterans (SDVs) spending in California and other states/regions as may be defined in the future; and (c) work with Company to develop opportunities for the utilization of MWBEs for first tier procurement by Company.

10.23 Waiver

An effective waiver under this Agreement must be in writing and signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent or other prior instances of non-compliance.

ACKNOWLEDGED AND AGREED TO ON BEHALF OF:

Avici Systems, Inc.		AT&T Corp.

By	/s/ Surya Panditi	By	/s/ Matthew Connelly
	(Signature)		(Signature)

Name	Surya Panditi	Name	Matthew Connelly
	(typed or printed)		(typed or printed)

Title	President and CEO	Title	Group Procurement Director
	(typed or printed)		(typed or printed)

Date	12/22/00	Date	12/21/00
	(typed or printed)		(typed or printed)

Exhibit A

Carriers

FOB/FREIGHT TERMS

SHIPPING & ROUTING INSTRUCTIONS

This is Exhibit A to Agreement No. 20011130.2.C between AT&T Corp. and Supplier and sets forth the method of shipment to be utilized by Supplier, to move Hardware and Software to the designated location. See Article 2.3 Shipping set forth in the aforementioned Agreement.

Hardware and Software will be shipped FOB destination, freight prepaid and added. Title to Material and risk of loss will be in accordance with Article 2.4. Supplier will bear the loss from point of origin and will file claims in the event of loss or damage.

ROUTING INSTRUCTIONS: Do not declare value: On release value resulting in lowest charge; consolidate all orders/packages/same day shipments, to same consignee, via same carrier, on same Bill of Lading or Airway bill.

•	1 – 50 lbs. (Expedited):

•	Airborne Express (1-12 lbs.) AT&T preferred carrier

•	BAX Global (13- 50 lbs.)

•	FedEx (most costly)

•	51 – 500 lbs. (Expedited):

•	Pilot Air Freight AT&T preferred carrier

•	BAX Global

•	Bestway Forwarding (MWBE)

•	1-150 lbs. (Non-expedited):

•	United Parcel Service AT&T preferred carrier

•	FedEx Ground (formerly RPS)

•	151 – 10,000 lbs. (Non-expedited):

For all shipments requiring air-ride service use North American Van Lines Others:

•	Use Less-Than-Truckload (LTL) carriers (for interstate moves)

•	Roadway Express

•	Consolidated Freightways

•	Bestway Forwarding

•	For intrastate moves, contact Transportation Management Associates 800–745-8292 to arrange shipping via a regional LTL carrier.

•	10,000 lbs. and over (Non-expedited):

For all shipments requiring air-ride service use North American Van Lines

Others:

•	Call Transportation Management Associates 800–745-8292 to arrange shipping via Truckload carrier.

All contact information can be located at the following web address: http://attbuys.smd.att.com/readytobuy/index.htm under the heading, “Transportation and Shipping”. Any questions on U.S. Domestic transportation activity can be directed to Glenn H. Little at (336) 698-1844 or via email at ghlittle@att.com

Exhibit B

Maintenance and Support Services

This is Exhibit B to the Agreement, which sets forth maintenance and support Services to be provided by the Supplier.

Supplier shall provide maintenance and support under the AviciPlus Services Program (“AviciPlus Program”) upon the terms and conditions set forth in the Agreement.

1.0	Basic Warranty and Maintenance Services

During the Warranty Period as defined in Articles 7.0 and 9.0 of the Agreement, and as listed in section 4.0 of this Exhibit, Supplier shall provide Basic Warranty and Maintenance Services, (“Warranty Services”), as set out below, and in Articles 7.0 and 9.0 of the Agreement:

1.1 Warranty Services are provided through Avici’s Technical Assistance Center (“TAC”). Such services include:

•	[CONFIDENTIAL TREATMENT REQUESTED] /*/ during normal business hours [CONFIDENTIAL TREATMENT REQUESTED] /*/; response time based upon problem severity as set out in Article 4.0 of this Exhibit. TAC Services includes [CONFIDENTIAL TREATMENT REQUESTED] /*/;

•	Repair and replacement of defective parts within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt of equipment at Avici facility pursuant to process set forth in Article 7.1 of Agreement;

•	Replacement of Defective on Arrival (DOA) parts within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt at Avici facility, pursuant to process set forth in Article 7.1 of Agreement;

•	Software maintenance releases under Article 9.5 of the Agreement.

2.0	AviciPlus Program

2.1 Upon acceptance, during the Warranty period or thereafter, by Supplier of Company’s Order for the AviciPlus Program, Supplier shall provide such Services as set out as follows:

•	[CONFIDENTIAL TREATMENT REQUESTED] /*/; response time based upon problem severity as set out in Section 3.0 of this Exhibit; support [CONFIDENTIAL TREATMENT REQUESTED] /*/

•	[CONFIDENTIAL TREATMENT REQUESTED] /*/ technical support as outlined in Section 4.0 of this Exhibit.

•	Problem resolution as outlined in Section 4.0 of this Exhibit.

•	Repair and replacement of defective parts within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt of equipment at Supplier’s facility; as outlined below in this section;

•	Replacement of Defective on Arrival (DOA) parts within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of receipt at Supplier’s facility, as outlined below in this section;

•	Software Maintenance Releases under Article 9.5 of the General Agreement.

2.2 Details of Services AviciPlus Program

2.2.1 TAC Telephone Support Services- Technical Assistance Center – Level 1 Support

Technical support shall be available to Company for potential service impacting [CONFIDENTIAL TREATMENT REQUESTED] /*/. This support shall include, but is not limited to, [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier telephone contact is outlined in Section 6.1 of this Exhibit. Any trouble involving a service outage that cannot be resolved [CONFIDENTIAL TREATMENT REQUESTED] /*/ shall be escalated pursuant to Supplier’s escalation procedures set forth in section 6.2 of this Exhibit.

Supplier shall maintain the following metrics:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

2.2.2 Dispatch Support Personnel – Level 2 Support

A trained technical expert shall be dispatched to Company [CONFIDENTIAL TREATMENT REQUESTED] /*/ to Supplier’s Technical Assistance Center. This support shall be Level 2 support and shall be used only after Level 1 in 2.1 above. Supplier agrees that it will dispatch within [CONFIDENTIAL TREATMENT REQUESTED] /*/ a trained technical repair expert (Software and Hardware).

2.2.3 Hardware and Software Repair, Return and Upgrades

This section outlines the Field Replaceable Unit (FRU) repair procedure to be followed by Company and Supplier. Two processes are addressed in this section. The first is the repair and return procedure for FRUs that fail while in service. The second procedure is driven by Hardware upgrade needs.

2.2.3.1 FRU Repair or Return

Supplier will provide a RMA (Return Material Authorization) Number and Company will provide an Order number upon the initial phone call.

[CONFIDENTIAL TREATMENT REQUESTED] /*/.

(a) Emergency Stock

In connection with a service affecting or potential service affecting problem, Supplier shall maintain a spare stock available for shipment [CONFIDENTIAL TREATMENT REQUESTED] /*/.

Company and Supplier shall identify Supplier’s central point-of-contact for use of this emergency stock. Company representative shall notify Supplier contact via telephone and/or fax message that a particular unit is needed and will identify where it is to be shipped.

Supplier shall ship the requested unit via the transportation mode specified by Company.

Outgoing transportation charges shall be paid by Supplier.

(b) Supplier Furnished Centralized Maintenance Inventory Service

Supplier shall provide stocking and management of a central equipment depot for Hardware. This service shall be in place of Company maintaining a central maintenance stock.

This service shall be based on a two-step plan for providing [CONFIDENTIAL TREATMENT REQUESTED] /*/:

1. On-site minimum spares procured by Company for each applicable central office.

2. Supplier owned maintenance spares inventory.

Upon discovery of a defective unit, the cognizant Supplier or Company-certified Company personnel at a field location will replace the unit by using an on-site spare unit, and will then request the Supplier to send a replacement unit directly to the field location.

Within [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier will send the replacement [CONFIDENTIAL TREATMENT REQUESTED] /*/. The unit will be wrapped in a special anti-static bag and shipped in a box treated with an anti-static material. Supplier will pay the outgoing transportation charges. The replacement unit will include a packing slip, which shows the order number assigned by Company.

Within [CONFIDENTIAL TREATMENT REQUESTED] /*/, the cognizant Company personnel will ship the defective unit to the following address. The address should include the Order number assigned by Company (as indicated by XXXXXX) for each shipment.

Avici Systems Inc.,

101 Billerica Ave.,

N. Billerica, MA 01862

Attn: Returns

Company Order Number: RMA: XXXXXX

The defective unit will be shipped pursuant to Article 2.8 of the Agreement using the proper anti-static bag and box. The defective part will be accompanied by a “trouble reporting tag” which will be filled in completely. If the defective unit is not received within [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier will notify Company so that Company can initiate tracking action to locate the defective unit. If the unit cannot be found, and is [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier will then invoice Company for the replacement unit.

2.3 Activity Reports

Supplier shall provide an activity report to Company on a monthly basis. The reports shall be by Company order number and shall include the following information:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

The cost of these reports are [CONFIDENTIAL TREATMENT REQUESTED] /*/. Each Equipment code with activity shall be included in the report.

2.4 Repair and Return Charges for Hardware or Software Not Covered by the AviciPlus Program (“Uncovered Equipment”)

The repair and return charges for Uncovered Equipment shall be [CONFIDENTIAL TREATMENT REQUESTED] /*/. Supplier shall notify Company if the charge would exceed one-half the [CONFIDENTIAL TREATMENT REQUESTED] /*/ in which case Company may elect to purchase a new unit or component at the applicable price.

2.5 Unrepairable Uncovered Equipment

If Uncovered Equipment cannot be repaired Supplier will provide Company with a new unit at [CONFIDENTIAL TREATMENT REQUESTED] /*/. In such event a new warranty period, pursuant to the Agreement, shall be applicable.

2.6 Updating Hardware While in a Repair Status

Hardware returned to the Supplier for repair shall be updated to include all outstanding Class AC or higher changes, at the request of the Company. The plug-in label shall be changed to reflect the upgrades.

2.7 No Trouble Found Trouble Diagnosis

A record shall be maintained of all Hardware with a no trouble found diagnosis. A mark shall be affixed to the plug-in unit identifying it as a “no trouble found” unit. Supplier’s system shall have a unique identifier assigned to that plug-in to allow the repair station to identify that specific unit if it once again is returned for repair.

This unique ID along with the trouble reported shall be maintained in Supplier’s system data base. If the Hardware with the same trouble description is returned to the repair center the second time and again the diagnosis is no trouble found, that Hardware will be handled as unrepairable under the condition listed in (5) above, except that there will be no charge if the Hardware is under warranty.

2.8 Hardware Upgrades

In the event of a Hardware upgrade that requires Company to return Equipment to a repair station or upgrade center, the Supplier shall establish a seed stock. Regular maintenance stock is not to be used as the seed stock for a Hardware upgrade unless expressly authorized by Company. A Class A/AC change shall be completed within [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the release date of the change unless a different date is mutually agreed upon. The size of the seed stock shall be such as to allow that objective to be accomplished. All costs associated with Class A/AC changes, including the establishment of seed stock, shall be paid by Supplier during the AviciPlus Program term. The upgrade provisions of this section apply to all Hardware in service and all spare or maintenance stock on Company site and all regular maintenance stock held by Supplier or Company.

A Class A/AC change shall be, in accordance with Bellcore TR-OPT-000209, Issue 5, August 1991, or the latest issue thereof, and shall include without limitation, when the Hardware has one or more functional defects; fails to meet reliability predictions; or fails to meet one or more of its published specifications.

Time and cost associated with a Class B or D change, as defined in such Bellcore TR-OPT-000209, or latest issue thereof, shall be [CONFIDENTIAL TREATMENT REQUESTED] /*/.

2.9 Repair Location

Supplier shall keep Company informed with the repair location address and will provide the name of the vendor coordinator. This requirement applies for the life of the Agreement.

3.0 Severity Levels Definitions (Hardware and Software)

(a) Severity 1 - Highest Severity

[CONFIDENTIAL TREATMENT REQUESTED] /*/.

(b) Severity 2 - High Severity

[CONFIDENTIAL TREATMENT REQUESTED] /*/.

(c) Severity 3 - Medium Severity

[CONFIDENTIAL TREATMENT REQUESTED] /*/.

(d) Severity 4 - Low Severity

[CONFIDENTIAL TREATMENT REQUESTED] /*/.

4.0 Response Times

For each problem reported to Supplier, Company will declare the appropriate problem severity level based on the guidelines listed below. At any time Supplier will elevate the problem to a higher severity level, upon request by Company.

[CONFIDENTIAL TREATMENT REQUESTED] /*/

5.0 Warranty Periods

The following table sets for the warranty periods for Hardware, Software and Services provided by Supplier.

[CONFIDENTIAL TREATMENT REQUESTED] /*/

Notes: Note: Standard warranty terms.

[CONFIDENTIAL TREATMENT REQUESTED] /*/

6.0 Escalation Procedures and Contacts.

6.1 Contacts

6.1.1 Supplier Support Contacts

Current members of Supplier support team, which may be changed upon notice by Supplier to Company, without the need to amend the Agreement, are:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

6.1.2 Company Support Contacts

Current members of Company support team, which may be changed upon notice by Company, without the need to amend the Agreement, are:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

6.2 Escalation Process

The Supplier escalation guidelines as they relate to the support of Company network equipment are shown in the chart below. A combination of increasing levels of technical expertise along with increasingly higher levels of services management is employed. Escalation is triggered at differing times dependent on the priority of the problem. Company can elevate any problem to a higher level any time it is deemed appropriate.

[CONFIDENTIAL TREATMENT REQUESTED] /*/

Exhibit C

Installation Requirements

At the time of the signing of this Agreement, Supplier had not been certified by Company to perform installation. Therefore, the parties agree that Article 8.0 including clauses 8.1 – 8.19 shall not become effective until such certification may occur. The parties also hereby agree that at the time of such certification, Exhibit C shall be negotiated, in good faith, to develop Installation requirements.

[Remainder of Exhibit C intentionally deleted]

Exhibit D - MWBE Reporting

This exhibit sets forth the definition of MWBE Suppliers and the Program Reporting Form.

MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES DEFINITION

Definition of MWBEs:

An MWBE is defined as a business, which is owned, controlled and operated by minority or women group members. MWBE ownership exists in a business which is at least 51% owned by minority or women group members, or in the case of a publicly held company, a firm which at least 51% of the stock is owned by minority or women group members. MWBE companies must be located within the United States, its territories or possessions; and the owners must be United States citizens. (In California only, legal aliens with permanent resident status in the United States are also eligible.)

Operate/Control:

Operate is defined as being actively involved in the day-to-day management. Control is defined as exercising the power to make policy decisions.

Certification process:

AT&T utilizes a self-certification process in addition to recognizing certification of MWBEs by agencies such as: Regional affiliates of the National Minority Supplier Development Council, Small Business Administration 8(a) certification, State government agencies, municipal government agencies, Women Business Owners Corporation, Women’s Business Enterprise National Council, and the California Clearinghouse. AT&T accepts certification only from those agencies that recognize MWBEs as defined in this document.

Groups Considered Minorities:

•	Native Americans: Persons having origins in any of the original peoples of North America or the Hawaiian Islands, in particular, American Indians, Eskimos, Aleuts, and Native Hawaiians.

•	Asian Pacific Americans: Persons having origins in Asia including, but not limited to, Japan, China, Vietnam, Korea, Samoa, Guam, the US Trust Territories of the Pacific, The Philippines, Northern Mariana Islands, Laos, Cambodia, Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Republic of the Marshall Islands, or the Federated States of Micronesia.

•	Asian Indian Americans: Persons having origins in the Indian subcontinent including, but not limited to India, Pakistan, Bangladesh, Sri Lanka, Bhutan, or Nepal.

•	African Americans: Persons having origin in any Black racial groups of Africa.

•	Hispanic Americans: All persons of Mexican, Puerto Rican, Cuban, South or Central American, or other Spanish culture or origin.

Non-Minority Women-Owned: All non-minority women not covered by the definition of groups considered minorities above.

Disabled Veterans: (California only) A veteran of the military, naval, or air service of the United States with a service-connected disability who is a resident of the State of California, and whose disabled veteran status has been certified by the State Treasurer (in the case of business enterprises seeking contracts to supply utilities with professional bond services), or the Office of Small and Minority Business (OSMB) (in the case of business enterprises seeking contracts to supply utilities with any other type of products or services).

MWBE Second Tier Sourcing

Program Reporting Form

(Required for National and California Reporting)

PART I: NATIONAL REPORTING

Indirect and Direct Reporting Options

INDIRECT METHOD

1.	Revenues from AT&T $

2.	AT&T % of Total Revenues (Revenues from AT&T/Total Domestic Revenues)

3.	Total MBE Dollars $ (Total Payments to MBEs)

4.	Total WBE Dollars $ (Total Payments to WBEs)

5.	Total AT&T Attributable MBE $ (AT&T % of Total Revenues x Total MBE $)

6.	Total AT&T Attributable WBE $ (AT&T % of Total Revenues x Total WBE $)

7.	Total AT&T Attributable MWBE $ (Line 5 + Line 6)

8.	Goals: MBE $ or % WBE $ or % Total MWBE $ or %

DIRECT METHOD

1.	Total AT&T Attributable MBE $

2.	Total AT&T Attributable WBE $

3.	Total AT&T Attributable MWBE $

4.	Goals: MBE $ or % WBE $ or % Total MWBE $ or %

Reporting Period:	Date:

Company Name:	Name of CEO:

Address:

Preparer’s Name:	Phone:

Title:	Fax:

PART II: CALIFORNIA REPORTING ONLY

Indirect and Direct Reporting Options

INDIRECT METHOD

1.	Revenues from AT&T $

2.	AT&T % of Total Revenues (Revenues from AT&T/Total Domestic Revenues)

3.	Total MBE Dollars $ (Total Payments to MBEs)

4.	Total WBE Dollars $ (Total Payments to WBEs)

5.	Total SDV Dollars $ (Total Payments to SDVs)

6.	Total AT&T Attributable MBE $ (AT&T % of Total Revenues x Total MBE $)

7.	Total AT&T Attributable WBE $ (AT&T % of Total Revenues x Total WBE $)

8.	Total AT&T Attributable SDV $ (AT&T % of Total Revenues x Total SDV $)

9.	Total AT&T Attributable MWSDVBE $ (Line 6 + Line 7 + Line 8)

10.	Goals: MBE $ or % WBE $ or % SDV $ or % Total MWSDVBE $ or %

DIRECT METHOD

1.	Total AT&T Attributable MBE $

2.	Total AT&T Attributable WBE $

3.	Total AT&T Attributable SDV $

4.	Total AT&T Attributable MWSDVBE $

5.	Goals: MBE $ or % WBE $ or % SDV $ or % Total MWSDVBE $ or %

Reporting Period:	Date:

Company Name:	Name of CEO:

Address:

Preparer’s Name:	Phone:

Title:	Fax:

SECOND TIER REPORTING SUPPLIER LISTING

Supplier	Address	Phone	Service Description	VON Number or OSMB Reference Number	Ethnic Code / SDV	Year To Date $

If additional space is needed to list suppliers, please make copies of this page.

Mail or fax report to:	Jackie La Joie
3520 Drawbridge Parkway, 107A
Greensboro, NC 27410
Ph. 336-545-1921
Fax 336-698-2051

Exhibit E

Escrow Agreement

Agreement made this 21 day of December, 2000, among Fort Knox Escrow Services, Inc. (hereinafter referred to as “Agent”), Avici Systems, Inc., a Delaware corporation, (hereinafter referred to hereafter as “Supplier”), and AT&T Corp., a New York corporation (hereinafter referred to as “Company”), and with respect to which the parties agree as follows:

Background

1. Company has issued and Supplier has accepted Contract Number #20001130.2.C, for the License of Supplier’s Software, and associated Services from Supplier; and

2. Company’s ability to use Supplier’s Software without Software Source Material would be seriously jeopardized upon the occurrence of certain events; and

3. Contract Number #20001130.2.C for the License contains a section entitled “Source Programs and Technical Documentation” in which Supplier agrees to enter into an Escrow Agreement to assure the availability to Company of Software Source Material.

Definitions

Any provision of this Agreement, which is in capital letters, shall have the meaning set forth in the Definitions Appendix attached to this Agreement, whether or not such provision is differently defined elsewhere.

Deposit in Escrow

1.Supplier shall deliver to Agent within thirty (30) business days from the date of this Agreement a complete package of the media conveying Software Source Material. Upon delivery in escrow, the right to beneficial use of the Software Source Material shall vest in Company, subject solely to the conditional right to immediate possession thereof as set forth in this Agreement. Agent shall not be responsible for the accuracy or completeness of the Software Source Material except to determine that the package contains the material listed in the letter transmitting the Software Source Material to Agent.

2. Supplier shall not during the duration of this Agreement sell, pledge, assign or otherwise transfer, dispose of or encumber its interest in the Software Source Material conveyed to Agent or the media conveying it without the prior written consent of Company. Nothing herein shall impair the right of Supplier to use or sell any trade secret or other proprietary information, which is the same as, or is a copy of the information embodied in the Software Source Material held by Agent. In the event of a merger, or the acquisition of all or substantially all of Suppliers assets, title to the Software Source material as deposited with Agent may be transferred to the surviving entity, and this Escrow Agreement assigned accordingly, upon notice to Agent and Company.

Deposit of Changes

[CONFIDENTIAL TREATMENT REQUESTED] /*/. Under no circumstances shall the Agent return to Supplier any Software Source Material or delete from the Software Source Material any part thereof. Agent shall not be responsible for the accuracy, completeness or timeliness of Changes submitted to it except to determine that the package consists of the items listed in the letter transmitting the Changes to Agent.

Confirmation of Receipt

Agent shall deliver to Supplier and Company written confirmation of receipt of any Software Source Material or Changes received pursuant to the Deposit in Escrow and Deposit of Changes clauses within three (3) business days from receipt thereof. The confirmation shall consist of a listing of the items of Software Source Material or Changes, as the case may be, delivered together with a list of items of Software Source Material affected by the Changes.

Review of Software Source Material and Changes

1. If requested in writing by Company, Supplier shall deliver to Company a complete fully documented copy of any Software Source Material to be placed in escrow. Supplier shall, in the presence of Company’s technical representative, compile the Software Source Material and test the resulting object code to verify that the delivered Software Source Material is sufficient and complete for the purpose of this Agreement. If such tests confirm that the Software Source Material is sufficient and complete, the verification shall be reduced to writing and signed by Company and Supplier. The sole purpose of such review is to preliminarily verify that the Software Source Material contains sufficient technical information for the purpose stated in this Agreement. No copies or notes thereof shall be made or taken by any of the reviewing personnel.

2. Supplier also agrees to submit Changes to the same review and approval procedure used for the Software Source Material prior to submission of the Changes to Agent.

3. If as a result of the evaluation set forth in Paragraphs 1 and 2 of this clause any portion of the Software Source Material is found to be incomplete or inadequate to enable Company to use the same for the purposes stated in this Agreement, Supplier agrees to promptly furnish to Company any and all technical information required to correct such deficiency in the Software Source Material and to make such Software Source Material complete.

4. Upon completion of the verification described in Paragraphs 1 and 2 of this clause, Company shall, in the presence of a representative of Supplier deposit the verified Software Source Material in a sealed container and give it to Agent. Company agrees not to break the seal on the container unless and until the contingencies set forth in the Causes for Release from Escrow clause are met.

5. If Company assumes responsibility for the Software Source Material in accordance with the Causes for Release from Escrow clause of this Agreement, [CONFIDENTIAL TREATMENT REQUESTED] /*/, Supplier may, at the Company’s sole discretion, as of a date mutually agreed upon by Company and Supplier, reassume such responsibilities if Supplier has fully remedied any such Causes for Release from Escrow to the Company’s satisfaction.. In such case Supplier shall, as of the mutually agreed date, recommence such [CONFIDENTIAL TREATMENT REQUESTED] /*/. Upon such resumption by Supplier, Company shall remove the Software Source Material from the custody of its technical employees, replace the media containing the Software Source Material in a sealed container then returned to Agent, and shall [CONFIDENTIAL TREATMENT REQUESTED] /*/. Any Use by Supplier outside [CONFIDENTIAL TREATMENT REQUESTED] /*/.

Protection of Software Source Material

Software Source Material may be furnished under this Agreement with restrictions if it is in human- readable form and clearly marked as proprietary. Company, for [CONFIDENTIAL TREATMENT REQUESTED] /*/after the expiration or termination of Contract Number GA 20001130.2.C, shall hold the Software Source Material in confidence, shall use the Software Source Material only as provided in the License, and shall not disclose the Software Source Material to any third party without prior written approval of the Supplier. Company’s use of Software Source Material shall include the disclosure to and use by any of its Affiliates (as defined in Contract Number GA 20001130.2.C), provided they are under a duty to treat the Software Source Material AS provided in this clause.

Company shall not be liable for the inadvertent or accidental disclosure of Software Source Material, if the disclosure occurs despite the exercise of the same degree of care as Company normally takes to preserve its own such proprietary information of like character.

These restrictions on the use or disclosure of Software Source Material shall not apply to Software Source Material:

i. independently developed by or for company or lawfully received from another source free of restriction by that source and without breach of this Agreement; or

ii. which is or becomes generally available to the public without breach of the Agreement by Company; or

iii. which at the time of disclosure was known to Company free of restriction by another; or

iv. which was fixed in media not marked as proprietary when furnished to Company.

The Software Source Material shall remain the property of Supplier and shall be returned upon Company’s determination that it no longer has a need for the Software Source Material or as provided in the Review of Software Source Material and Changes clause. Company may, however, retain one copy of all written materials returned to provide an archive record of the disclosure, and not to be used for operational purposes.

Causes for Release from Escrow

Upon the giving of Notice to Agent by Company that one or more of the following conditions exists, Agent shall proceed in accordance with the Procedures clause:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

Procedures

Within three (3) business days following receipt of the Notice, Agent shall serve a copy of the Notice on Supplier and shall confirm such delivery in writing to Company.

1. If Agent does not receive (i) a written statement from Company withdrawing the Notice or (ii) a Counternotice from Supplier within fifteen (15) business days of the service of Notice on Supplier, Agent shall forthwith deliver the Software Source Material to Company.

2. If Agent receives from Company within the fifteen (15) business day period a written statement withdrawing the Notice, Agent shall notify Supplier of such withdrawal and this Agreement shall continue in full force and effect as if no Notice had been communicated to Agent.

3. If Supplier disputes the existence of all the conditions upon which the Notice is based, Supplier shall within the fifteen (15) business day period give to Agent a Counternotice. If the Counternotice is received by Agent before the close of business on the last business day of such period, Agent shall, within three (3) business days of receipt of the Counternotice, serve the Counternotice on Company and withhold delivery of the Software Source Material pending receipt of either (i) a certified copy of the award of the Arbitrator pursuant to the Mediation and Arbitration clause of this Agreement or (ii) other instructions signed jointly by Supplier and Company.

4. Notwithstanding any other provisions of this Agreement, Agent shall promptly deliver the Software Source Material to the party designated in writing signed jointly by Supplier and Company. If no such writing is received and this Agreement terminates other than by reason of delivery of the Software Source Material to Company, Agent shall deliver the Software Source Material to Supplier.

5. Right to unrestricted possession, subject to the terms of this Escrow Agreement of the Software Source Material shall vest in Company upon Agent’s delivery thereof to Company and Company may use the Software Source Material without payment of any nature to Supplier.

Mediation and Arbitration

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty days of the mediation or, in the absence of such selection, to final and binding arbitration by a sole arbitrator under the AAA Arbitration Rules (“Rules”) in effect on the date of this Agreement. The mediation and arbitration, including arguments and briefs, shall be in the English language in New York City, New York, United States of America. The arbitrator may not limit, expand or otherwise modify the terms of this Agreement or award exemplary or punitive damages or attorney’s fees. The arbitrator shall apply the substantive (not the conflicts)

law of the state specified in the choice of law provision set forth elsewhere in this Agreement. The award shall be in United States dollars. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the mediator and arbitrator and the fees of the AAA. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the mediation and arbitration in confidence. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation or arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate or arbitrate.

Agent Charges

All fees and expenses, including reasonable attorneys’ fees, charged by Agent for its activities under this Agreement shall be borne solely by Supplier. If Supplier fails to pay such charges, Agent shall promptly so notify Company. Company shall either (i) authorize Agent to terminate this Agreement and return the Software Source Material to Supplier or (ii) give Notice to Agent to deliver to Company the Software Source Material.

Duration

This Agreement shall continue in effect so long as Contract number GA 20001130.2.C in effect, or any software licensed by Company is being used by Company or its customers, and Company is contractually bound to provide warranty support and maintenance to said customer(s). Provided, however that this Agreement shall not have been earlier terminated either (i) by delivery of the Software Source Material as provided in this Agreement or (ii) by Company authorizing the Agent to return the Software Source Material to the Supplier.

Agents Rights and Responsibilities

1. Agent shall not be under any duty to give the Software Source Material held under this Agreement any greater degree of care than it gives its own similar property.

2. With respect to Company, Agent may act in reliance upon any written instrument signed by a member of Company’s Supplier Management Division.

3. With respect to Supplier, Agent may act in reliance upon any written instrument signed by an officer of Supplier. Any writing to Agent by an officer of Supplier shall be accompanied by a Certificate of Incumbency by the Secretary or Assistant Secretary of Supplier, which shall state that the person signing the writing is an officer of Supplier as of that date.

4. Agent may act upon advice of counsel in reference to any matter connected with this Agreement and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

5. This Agreement sets forth the exclusive duties of Agent with respect to any and all matters pertinent to such duties.

6. Agent shall not be obligated to advise any party as to its rights and obligations under this Agreement.

7. Agent does not have and will not have any interest in the Software Source Material or any part thereof held under this Agreement other than as escrow holder having possession of the Software Source Material.

8. If Agent receives notice that a proceeding has been commenced under any provision of the Federal Bankruptcy Act by or against Supplier, Agent shall notify Company within three (3) business days of Agent’s receipt of notice.

Notices

Any Notice, Counternotice, demand, or other communication required or which may be given, under this Agreement shall be in writing and shall be given or made by overnight courier service which provides the sender with written record of delivery, and shall be addressed to the respective parties as follows:

To Supplier:	Avici Systems, Inc.
101 Billerica Avenue North Billerica, MA 01862-1256
Attention: Barbara Cary /General Counsel

To Company:	AT&T Corp.
Supplier Management Division
900 Route 202/206 N.
Bedminster, NJ 07921
Attention: Thomas Brescia
Room 2C211A

To Agent:	Fort Knox Escrow Services, Inc.
2100 Norcross Parkway
Suite 150
Norcross, GA 30071
Attention: Chris Smith
Ph. 800.875.5669
Fax 770-239-9201

The Notice, Counternotice, DEMAND, or other communication shall be deemed to have been given or made when picked up by the delivery services mentioned above. The above addresses may be changed at any time by giving thirty (30) days’ prior written notice.

Time of the Essence

The parties agree, understand and declare that time is of the essence with respect to all provisions of this Agreement. In determining any time period, the day upon which action is taken to start the period shall not be counted, and the period shall end with the close of business on the last designated day of the period.

Choice of Law

The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New Jersey, excluding its choice of law rules and excluding the Convention for the International Sale of Goods. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

Entire Agreement

This Agreement constitutes the entire Agreement between the parties with respect to source code in escrow, superseding all prior oral and written communications, agreement and undertakings of Supplier and Company with respect to such Software Source Material.

Agreement Changes

This Agreement shall not be revoked, rescinded or modified as to any of its terms and conditions except by consent in writing signed by all the parties.

Agreed:

Agent:	Supplier:

By:	By:

Name:	Name:
Typed or Printed	Typed or Printed

Title	Title:

Company: AT&T Corp.

By

Name:
Typed or Printed

Title:

Definitions Appendix for Escrow Agreement

Definitions

1. Software Source Material means all source programs and technical documentation necessary to [CONFIDENTIAL TREATMENT REQUESTED] /*/, including but not limited to [CONFIDENTIAL TREATMENT REQUESTED] /*/. All Software Source Material shall be clearly marked and segregated to clearly identify the items of Software Source Material.

2. Changes mean new or additional Software Source Material which, when added to the [original/first version of the] Software Source Material retained by Agent, [CONFIDENTIAL TREATMENT REQUESTED] /*/. All such Changes shall conform to the marking requirements of paragraph 1 and shall identify the programs or documentation being modified by the Changes.

3. Notice means written communication from Company to Agent setting forth (i) a demand to deliver to Company the Software Source Material and (ii) a statement setting forth the condition or conditions upon which Company’s demand is based.

4. Counternotice means a written communication from Supplier to Agent setting forth (i) a demand to withhold any delivery of the Software Source Material and (ii) a statement setting forth facts supporting Supplier’s demand.

5. License means the license of software from Supplier under Contract Number 20001130.2.C.

6. Modifications means mean additions to or deletions from the Software, or merges of the Software with other software, in each case forming an updated or otherwise modified software, or other software which works with the Software, which are originated, specified, or implemented by the Company. Notwithstanding any provisions to the contrary, all Modifications are exclusively owned by the Company.

EXHIBIT F

HARDWARE, SOFTWARE AND SERVICES, PRICING AND DISCOUNTS

[CONFIDENTIAL TREATMENT REQUESTED] /*/

Exhibit H

New Products Milestones

Product	Availability

[CONFIDENTIAL TREATMENT REQUESTED] /*/